As filed with the Securities and Exchange Commission on June 12, 2014.
Registration No. 333- 195355

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Pre-Effective Amendment No. 2

to

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HIGHLANDS BANKSHARES, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Virginia	6022	54-1796693
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

340 West Main Street
Abingdon, Virginia 24210
 (276) 628-9181
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Samuel L. Neese
Executive Vice President and Chief Executive Officer
Highlands Bankshares, Inc.
340 West Main Street
Abingdon, Virginia 24210
(276) 628-9181
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of Communications to:

Wayne A. Whitham, Jr., Esq.
Charles W. Kemp, Esq.
Williams Mullen
Williams Mullen Center
200 South 10th Street
Richmond, Virginia 23219
(804) 420-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable following the effectiveness of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and

list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 12, 2014

PRELIMINARY PROSPECTUS

Up To 1,064,652 Shares of

Highlands Bankshares, Inc.
Common Stock

We are distributing to holders of our common stock other than our directors and executive officers, at no charge, non-transferable subscription rights to purchase up to 1,064,652 shares of our common stock. We refer to this offering as the “rights offering.” In the rights offering, you will receive one subscription right for each four full shares of common stock owned at 5:00 p.m., Eastern Time, on April 15, 2014, the record date of the rights offering.

Each subscription right will entitle you to purchase one share of our common stock at a subscription price of $3.50 per share, which we refer to as the basic subscription right. If you fully exercise all of your basic subscription rights, and other shareholders do not fully exercise their basic subscription rights, you will be entitled to exercise an over-subscription privilege to purchase a portion of the unsubscribed shares at the same price of $3.50 per share, subject to proration and subject, further, to reduction by us under certain circumstances. To the extent you properly exercise your over-subscription privilege for an amount of shares that exceeds the number of the unsubscribed shares available to you, any excess subscription payments will be returned promptly, without interest or penalty.

The subscription rights will expire if they are not exercised by 5:00 p.m., Eastern Time, on August 4, 2014, but we may extend the rights offering for additional periods ending no later than September 3, 2014.  Once made, all exercises of subscription rights are irrevocable.

We have agreed with Registrar and Transfer Company to serve as the subscription agent for the rights offering.  The subscription agent will hold in escrow the funds we receive from subscribers until we complete or cancel the rights offering. We have also agreed with Registrar and Transfer Company to serve as information agent for the rights offering.

We are not requiring an overall minimum subscription to complete the rights offering. However, our board of directors reserves the right to cancel the rights offering for any reason at any time before it expires.  If we cancel the rights offering, all subscription payments received will be returned promptly, without interest or penalty.

Our common stock is quoted on the OTC Bulletin Board under the ticker symbol “HBKA.” The last reported sales price of our common stock on June 11, 2014 was $4.00 per share.  Our corporate headquarters are located at 340 West Main Street, Abingdon, Virginia 24210, and our telephone number is (276) 628-9181.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 11 to read about factors you should consider before making your investment decision.

	Subscription Offering Price	Proceeds to Us Before Expenses(1)(2)
Per Share	$3.50	$3.50
Total (3)	$3,726,282	$3,726,282

(1) We have engaged McKinnon & Company, Inc. (“McKinnon”) as our financial advisor in connection with the rights offering and have agreed to pay McKinnon a $15,000 fee for financial advisory services rendered in connection with the structuring of the rights offering.  McKinnon is not engaged in the solicitation or distribution of the rights offering and is not obligated to purchase any of the shares of common stock that are being offered for sale.  See “Plan of Distribution” for a discussion of McKinnon’s compensation for the rights offering.
(2) Before deducting expenses payable by us for the offering estimated at approximately $97,000, including the advisory fee to McKinnon.
(3) Assumes the sale of all 1,064,652 shares at $3.50 per share.

OUR BOARD OF DIRECTORS IS NOT MAKING A RECOMMENDATION REGARDING YOUR EXERCISE OF THE SUBSCRIPTION RIGHTS. You should carefully consider whether to exercise your subscription rights before the rights offering expires. All exercises of subscription rights are irrevocable.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory agency has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits or obligations of our bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation’s Deposit Insurance Fund or any other governmental agency.

The date of this prospectus is                                      , 2014.

ABOUT THIS PROSPECTUS

In making your investment decision, you should only rely on the information contained in or incorporated by reference into this prospectus.  See “Incorporation of Certain Documents by Reference.”  We have not authorized anyone to provide you with any other or different information.  If anyone provides you with information that is different from, or inconsistent with, the information in this prospectus, you should not rely on it.  We believe the information in this prospectus is materially complete and correct as of the date on the front cover.  We cannot, however, guarantee that the information will remain correct after that date.  For that reason, you should assume that the information in this prospectus is accurate only as of the date on the front cover and that it may not still be accurate on a later date.  This document may only be used where it is legal to sell these securities.  The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sales of our shares of common stock.

Neither we, nor any of our officers, directors, agents or representatives make any representation to you about the legality of an investment in our common stock.  You should not interpret the contents of this prospectus to be legal, business, investment or tax advice.  You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial and other issues that you should consider before investing in our common stock.

This prospectus does not offer to sell, or ask for offers to buy, any shares of our common stock in any state or jurisdiction where it would not be lawful or where the person making the offer is not qualified to do so.

No action is being taken in any jurisdictions outside the United States to permit a public offering of our common stock or possession or distribution of this prospectus in those jurisdictions.  Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions that apply in those jurisdictions to this offering or the distribution of this prospectus.

In this prospectus, we rely on and refer to information and statistics regarding the banking industry and certain markets in Virginia.  We obtained this market data from independent publications or other publicly available information.  Although we believe these sources are reliable, we have not independently verified and do not guarantee the accuracy and completeness of this information.

As used in this prospectus, “Highlands Bankshares, Inc.,” “Company,” “we,” “us,” and “ours” refer to Highlands Bankshares, Inc. and its subsidiaries.

AVAILABLE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with the Securities and Exchange Commission (the “SEC”).  You may read and copy any of these filed documents at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, DC, 20549.  Please call the SEC at 1-800-SEC-0330 for further information. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

Our Internet address is www.hubank.com.  Unless specifically incorporated by reference, the information on our website is not part of this prospectus.

This prospectus is part of a Registration Statement and does not contain all of the information included in the Registration Statement.  Whenever a reference is made in this prospectus or any prospectus supplement, if applicable, to any contract or other document of ours, you should refer to the exhibits that are a part of the Registration Statement for a copy of the referenced contract or document.  Statements contained in this prospectus concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the SEC.

The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information that we incorporate by reference is considered to be part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We incorporate by reference the documents listed below:

•	our annual report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 31, 2014, as amended on April 4, 2014 (the “Form 10-K”);
•	the portions of our definitive proxy statement for our 2014 annual meeting of shareholders, filed with the SEC on April 28, 2014, that have been incorporated by reference into the Form 10-K;
•	our quarterly report on Form 10-Q for the period ended March 31, 2014, filed with the SEC on May 14, 2014;
•	our current reports on Form 8-K filed with the SEC on April 16, 2014 and May 30, 2014; and
•
the description of our capital stock set forth in our Registration Statement on Form 8-A filed January 24, 1996, including any amendment or report filed with the SEC for the purpose of updating this description.

On the written or oral request of each person, including any beneficial owner, to whom a copy of this prospectus is delivered, we will provide, without charge, a copy of any or all of the documents incorporated in this prospectus or in any related prospectus supplement by reference, except the exhibits to those documents, unless the exhibits are specifically incorporated by reference.

Written requests for copies should be directed to James Edmondson, Highlands Bankshares, Inc., 340 West Main Street, Abingdon, Virginia 24210.  Telephone requests for copies should be directed to (276) 628-9181.

You should rely only upon the information provided in this document, or incorporated in this document by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this document, including any information incorporated by reference, is accurate as of any date other than the date indicated on the front cover or the date given in the applicable document.

ii

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about the rights offering. The answers are based on selected information included elsewhere in this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus and the documents incorporated by reference into this prospectus contain more detailed descriptions of the terms and conditions of the rights offering and provide additional information about us and our business, including potential risks related to the rights offering, the shares of our common stock offered hereby and our business.

What is the rights offering?

We are distributing, at no charge, to holders of our shares of common stock other than our directors and executive officers, non-transferable subscription rights to purchase shares of our common stock at a price of $3.50 per whole share. You will receive one subscription right for every four shares of common stock you owned as of 5:00 p.m., Eastern Time, on April 15, 2014, the record date for the rights offering. Each subscription right entitles the holder to a basic subscription right and an over-subscription privilege, as described below.  Our directors and executive officers participated in the recently completed Private Placement, described below, and will not participate in the rights offering.

What is the basic subscription right?

The basic subscription right gives our shareholders (other than our directors and executive officers) the opportunity to purchase an aggregate of 1,064,652 shares of our common stock at a subscription price of $3.50 per share. For every four whole shares you owned as of the record date for the rights offering, your basic subscription right gives you the opportunity to purchase one share. For example, if you owned 100.25 shares of common stock as of the record date, you would have received 25 subscription rights and would have the right to purchase 25 shares of our common stock for $3.50 per full share (or a total payment of $87.50). You may exercise all or a portion of your basic subscription rights, or you may choose not to exercise any subscription rights at all. If you exercise less than all of your basic subscription rights, you will not be entitled to purchase shares under your over-subscription privilege.

Fractional shares resulting from the exercise of basic subscription rights will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received will be returned promptly, without interest or penalty.

If you hold a Highlands Bankshares, Inc. stock certificate, the number of shares you may purchase pursuant to your basic subscription rights is indicated on the enclosed rights certificate. If you hold your shares in the name of a broker, dealer, custodian bank or other nominee who uses the services of the Depository Trust Company (“DTC”), you will not receive a rights certificate. Instead, DTC will issue one subscription right to your nominee record holder for every four shares of our common stock that you own as of the record date. If you are not contacted by your nominee, you should contact your nominee as soon as possible.

What is the over-subscription privilege?

If you purchase all of the shares available to you pursuant to your basic subscription rights, you may also choose to purchase a portion of any shares that our other shareholders do not purchase through the exercise of their basic subscription rights. You should indicate on your rights certificate, or the form provided by your nominee if your shares are held in the name of a nominee, how many additional shares you would like to purchase pursuant to your over-subscription privilege.

If sufficient shares are available, we will seek to honor your over-subscription request in full. If over-subscription requests exceed the number of shares available, however, we will allocate the available shares pro rata among the shareholders exercising the over-subscription privilege in proportion to the number of shares of our common stock that you and the other subscription rights holders have agreed to purchase by exercising the basic subscription rights. If this pro rata allocation results in any shareholder receiving a greater number of shares than the shareholder subscribed for pursuant to the exercise of the over-subscription privilege, then such shareholder will be allocated only that number of shares for which the shareholder oversubscribed.  We will allocate the remaining shares among all other shareholders exercising the over-subscription privilege.  If you are not allocated the full amount of shares for which you over-subscribe, you will receive a refund of the subscription price, without interest or penalty, that you delivered for those shares of our common stock that are not allocated to you. The subscription agent will mail such refunds as soon as practicable after the completion of the rights offering.

Registrar and Transfer Company, our subscription agent for the rights offering, will determine the over-subscription allocation based on the formula described above.

To properly exercise your over-subscription privilege, you must deliver to the subscription agent the subscription payment related to your over-subscription privilege before the rights offering expires. If you send payment by personal check, payment will not be deemed to have been delivered to the subscription agent until the check has cleared. Because we will not know the total number of unsubscribed shares before the rights offering expires, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares that may be available to you (i.e., the aggregate payment for both your basic subscription rights and for any additional shares you desire to purchase pursuant to your over-subscription privilege). See “The Rights Offering—The Subscription Rights—Over-Subscription Privilege.”

Fractional shares resulting from the exercise of the over-subscription privilege will be eliminated by rounding down to the nearest whole shares, with the total subscription payment being adjusted accordingly. Any excess subscription payments received will be returned promptly, without interest or penalty.

Are there any limits on the number of shares I may purchase in the rights offering or own as a result of the rights offering?

We will not issue shares of common stock pursuant to the exercise of basic subscription rights or over-subscription privileges or to any shareholder who, in our sole discretion, together with any other person with whom such shareholder may be aggregated under applicable law, would exceed 4.9% ownership of total outstanding shares of common stock, upon completion of the rights offering.  If we elect not to issue shares in such a case, the unissued shares will become available to satisfy over-subscriptions by other shareholders.  See “The Rights Offering—Limitation on the Purchase of Shares.”  You are urged to consult your own advisors and legal counsel regarding whether you may exceed this threshold or whether share ownership would be aggregated with any other person for purposes of any bank regulation or law.

What is the Private Placement?

In April 2014, we entered into Securities Purchase Agreements (each, a “Securities Purchase Agreement” and together, the “Securities Purchase Agreements”) with certain institutional and other accredited investors, including our directors and executive officers, to sell 2,673,249 shares of our common stock and 2,048,179 shares of our preferred stock, each at a price of $3.50 per share, in a private placement (the “Private Placement”) for gross proceeds of approximately $16.5 million.  The net proceeds of the Private Placement, after deducting discounts and commissions and estimated offering expenses, were $15.5 million.  The Private Placement closed on April 16, 2014.

Pursuant to the Securities Purchase Agreement with affiliates of Tricadia Capital Management, LLC (“Tricadia”), Tricadia purchased, in addition to common stock, $7.2 million, or 2,048,179 shares, of Series A Convertible Perpetual Preferred Stock (the “Series A Preferred Stock”).  For more information about the Series A Preferred Stock, see “Description of Capital Stock—Preferred Stock—Series A Preferred Stock.” Tricadia will be entitled to maintain a representative on the Board of Directors of the Company and of the Bank for so long as Tricadia beneficially owns at least 4.9% of the outstanding shares of our common stock or 20% of its original investment, in each case treating the shares of Series A Preferred Stock as if they had converted to common stock.

Under the Securities Purchase Agreements, we are obligated to file a registration statement with the SEC covering the resale of the common stock and Series A Preferred Stock issued in the Private Placement, as well as the shares of common stock issuable upon conversion of the Series A Preferred Stock issued in the Private Placement.  In addition, we agreed to grant preemptive rights to the investors for so long as an investor beneficially owns at least 4.0% of the outstanding shares of our common stock, and we have agreed to indemnify the investors against certain liabilities.

Following the rights offering, investors in the Private Placement investors in the Private Placement who purchased at least 4.0% of the outstanding shares of our common stock also will have the opportunity pursuant to the Securities Purchase Agreements to purchase an amount of additional shares, at the same price as in the Private Placement and the rights offering, such that the investor would have the same proportionate ownership of our securities as immediately following the closing of the Private Placement.  For example, if an investor in the Private Placement owned 4.9% of our outstanding common stock immediately following the Private Placement, that investor will have the opportunity to purchase an amount of additional shares, following the rights offering, to keep its ownership percentage at 4.9% of our outstanding common stock.  The investors with this contractual right own an aggregate of approximately 24.9% of our common stock and, if the rights offering is fully subscribed through the exercise of subscription rights, we could issue up to approximately 354,000 additional shares of common stock and 378,000 additional shares of Series A Preferred Stock to these investors.  However, because we will not know the total number of shares sold in the rights offering until the rights offering expires, or how many investors will exercise their contractual rights, we cannot know how many additional shares will be issued to the investors pursuant to this agreement.

Why are we conducting the rights offering?

We are conducting the rights offering to raise additional capital while giving existing shareholders the opportunity to purchase shares at the same price as the Private Placement and limit their ownership dilution from the Private Placement. The net proceeds from the Private Placement were approximately $15.5 million, after deducting placement agent commissions to McKinnon and estimated offering expenses.  We used a portion of the net proceeds from the Private Placement to fund the repayment in full of our loan with Community Bankers Bank and intend to use an additional portion to repay our trust preferred securities, including accrued interest.  We received regulatory approval to repay our trust preferred securities, including accrued interest, and anticipate doing so for a total of $4.8 million in July 2014.  We intend to use the remaining net proceeds of the Private Placement and of this rights offering for general corporate purposes, which may include improving our regulatory capital position, improving our cost structure and supporting future growth.  See “Use of Proceeds.”

How was the subscription price determined?

The price of the shares offered in the rights offering is the same price at which shares were sold to investors in the Private Placement.  This price was determined by the board of directors after consultation with our financial advisor, McKinnon, and is based on a variety of factors, including the need to offer the shares at a price that would be attractive to these investors relative to the then current trading price for our common stock, historical and current trading prices for our common stock, general conditions in the financial services industry, the need for capital, alternatives available to us for raising capital, potential market conditions, and the desire to provide an opportunity to our shareholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, the board of directors also reviewed our history and prospects, including our past and present earnings, our prospects for future earnings, and the outlook for our industry, our current financial condition and regulatory status and a range of discounts to market value represented by the subscription prices in prior rights offerings of other financial institutions.

We retained McKinnon to render financial advisory services in connection with the structuring of the rights offering.  We have agreed to pay McKinnon a $15,000 fee for rendering these services.  See “Plan of Distribution.”

The subscription price does not necessarily bear any relationship to any other established criteria for value. You should not consider the subscription price as an indication of value of the Company or our common stock. You should not assume or expect that, after the rights offering, our shares of common stock will trade at or above the subscription price in any given time period. The market price of our common stock may decline during or after the rights offering, and you may not be able to sell the underlying shares of our common stock purchased during the rights offering at a price equal to or greater than the subscription price. You should obtain a current quote for our common stock before exercising your subscription rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of this rights offering.

Am I required to exercise all of the subscription rights I receive in the rights offering?

No. You may exercise any number of your subscription rights or you may choose not to exercise any subscription rights. If you do not exercise any subscription rights, the number of shares of our common stock you own will not change. However, if you choose not to exercise your subscription rights, your ownership interest in the Company will be diluted by other shareholder purchases.

In addition, if you do not exercise all of your basic subscription rights in full, you will not be entitled to participate in the over-subscription privilege.

How soon must I act to exercise my subscription rights?

If you received a rights certificate and elect to exercise any or all of your subscription rights, the subscription agent must receive your completed and signed rights certificate and payment, including final clearance of any uncertified check, before the rights offering expires on August 4, 2014, at 5:00 p.m., Eastern Time. If you hold your shares in the name of a broker, dealer, custodian bank or other nominee, your nominee may establish a deadline before the expiration of the rights offering by which you must provide it with your instructions to exercise your subscription rights. Although our board of directors may, in its discretion, extend the expiration date of the rights offering, we currently do not intend to do so. Our board of directors may cancel the rights offering at any time. If we cancel the rights offering, all subscription payments received from subscribing shareholders will be returned promptly, without interest or penalty.

Although we will make reasonable attempts to provide this prospectus to our shareholders, the rights offering and all subscription rights will expire on the expiration date, whether or not we have been able to locate each person entitled to subscription rights.

May I transfer my subscription rights?

No. You may not sell, transfer or assign your subscription rights to anyone. Subscription rights will not be quoted on the OTC Bulletin Board or listed for trading on any stock exchange or market. Rights certificates may be completed only by the shareholder who receives the certificate.

Are we requiring a minimum overall subscription to complete the rights offering?

No. We are not requiring an overall minimum subscription to complete the rights offering. However, our board of directors reserves the right to cancel the rights offering for any reason any time before it expires.

Can the board of directors cancel or extend the rights offering?

Yes. Our board of directors may decide to cancel the rights offering at any time and for any reason before the closing of the rights offering. If our board of directors cancels the rights offering, any money received from subscribing shareholders will be returned promptly, without interest or penalty. We also have the right to extend the rights offering for additional periods ending no later than September 3, 2014, although we do not presently intend to do so.

Has the board of directors made a recommendation to shareholders regarding the rights offering?

No. Our board of directors is making no recommendation regarding your exercise of the subscription rights. Shareholders who exercise subscription rights will incur investment risk on new money invested.  We cannot predict the price at which our shares of common stock will trade after the rights offering. The market price for our common stock may decrease to an amount below the subscription price, and if you purchase shares at the subscription price, you may not be able to sell the underlying shares of our common stock in the future at the same price or a higher price. You should make your decision based on your assessment of our business and financial condition, our prospects for the future, the terms of the rights offering and the information contained in, or incorporated by reference into, this prospectus. See “Risk Factors” for a discussion of some of the risks involved in investing in our shares of common stock.

Will our directors and executive officers participate in the rights offering?

No.  Our directors and executive officers participated in the recently completed Private Placement and will not participate in the rights offering.

How do I exercise my subscription rights if I own shares in certificate form?

If you hold a common stock certificate and you wish to participate in the rights offering, you must deliver a properly completed and signed rights certificate, together with payment of the purchase price, to the subscription agent before 5:00 p.m., Eastern Time, on August 4, 2014.  The only payment methods that can be accepted are (1) personal check drawn on a U.S. bank, (2) a certified check drawn on Highlands Bankshares, Inc.’s wholly-owned subsidiary, Highlands Union Bank, or (3) a wire transfer.  If you send an uncertified check, payment will not be deemed to have been delivered to the subscription agent until the check has cleared. In certain cases, you may be required to provide signature guarantees.

Please follow the delivery instructions on the rights certificate. Do not deliver documents to the Company. You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate and payment. You should allow sufficient time for delivery of your subscription materials to the subscription agent so that the subscription agent receives them by 5:00 p.m., Eastern Time, on August 4, 2014.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares under the over-subscription privilege and the elimination of fractional shares. Any excess subscription payments received from subscribing shareholders will be returned promptly, without interest, following the expiration of the rights offering.

What should I do if I want to participate in the rights offering but my shares are held in the name of a broker, dealer, custodian bank or other nominee?

If you hold your shares of common stock through a broker, dealer, custodian bank or other nominee, then your nominee is the record holder of the shares you own. The record holder must exercise the subscription rights on your behalf. If you wish to purchase our common stock through the rights offering, you should contact your broker, dealer, custodian bank or nominee as soon as possible. Please follow the instructions of your nominee. Your nominee may establish a deadline that may be before the expiration date of the rights offering.

What form of payment is required to purchase our common shares?

As described in the instructions accompanying the rights certificate, payments submitted to the subscription agent must be made in U.S. currency, by 1) personal check drawn on a U.S. bank, (2) a certified check drawn on Highlands Bankshares, Inc.’s wholly-owned subsidiary, Highlands Union Bank, or (3) a wire transfer.  Checks must be payable to “Registrar and Transfer Company” (acting as Subscription Agent for Highlands Bankshares, Inc.).  If you send payment by uncertified check, payment will not be deemed to have been delivered to the subscription agent until the check has cleared.

When will I receive my new shares?

If you purchase stock in the rights offering you will receive your new shares as soon as practicable after the closing of the rights offering. We anticipate that the offering will close on or about August 8, 2014.

After I send in my payment and rights certificate to the subscription agent, may I cancel my exercise of subscription rights?

No. All exercises of subscription rights are irrevocable unless the rights offering is cancelled, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase shares at the subscription price of $3.50 per share.

What effects will the rights offering have on our outstanding common stock?

Assuming no other transactions by us involving our common shares prior to the expiration of the rights offering, and if the offering is fully subscribed through the exercise of the subscription rights, an additional 1,064,652 shares of our common stock will be issued and outstanding after the closing of the offering, for a total of 8,749,053 shares of common stock outstanding, including 2,673,249 shares that were issued pursuant to the Private Placement after the record date.  In addition, we issued 2,048,179 shares of Series A Preferred Stock (which shares of Series A Preferred Stock are mandatorily convertible into, subject to adjustment, 2,048,179 shares of common stock in certain circumstances) in the Private Placement.  Assuming full conversion of the Series A Preferred Stock, there would be 10,797,232 shares of our common stock outstanding.  In addition, pursuant to certain contractual rights of the investors in the Private Placement, we could issue up to approximately 354,000 additional shares of common stock and 378,000 additional shares of Series A Preferred Stock to these investors if the rights offering is fully subscribed.  See “—What effects will the contractual rights of the Private Placement investors have on our outstanding common stock?”

The issuance of shares in the Private Placement has diluted, and thereby reduced, your proportionate ownership of our common stock. The issuance of additional shares in the rights offering will further dilute, and thereby further reduce, your proportionate ownership in our shares of common stock if you do not exercise your basic subscription rights.

In addition, if the subscription price of the shares is less than the market price of our common stock it will likely reduce the market price per share of shares you already hold.

What effects will the contractual rights of the Private Placement investors have on our outstanding common stock?

Investors in the Private Placement who purchased at least 4.0% of the outstanding shares of our common stock will have the opportunity, following the rights offering, to purchase an amount of additional shares, at the same price as in the Private Placement and the rights offering, such that the investor would have the same proportionate ownership of our securities as immediately following the closing of the Private Placement.  For example, if an investor in the Private Placement owned 4.9% of our outstanding common stock immediately following the Private Placement, that investor will have the opportunity to purchase an amount of additional shares, following the rights offering, to keep its ownership percentage at 4.9% of our outstanding common stock.  The investors with this contractual right own an aggregate of approximately 24.9% of our common stock and, if the rights offering is fully subscribed through the exercise of subscription rights, we could issue up to approximately 354,000 additional shares of common stock and 378,000 additional shares of Series A Preferred Stock to these investors.  Because we will not know the total number of shares sold in the rights offering until the rights offering expires, we cannot know how many additional shares will be offered to the investors, or how many investors will exercise their contractual rights.  However, the issuance of shares to investors pursuant to their contractual rights could further dilute, and thereby reduce, your proportionate ownership of our common stock.

How much will the Company receive from the offering?

If all of the subscription rights (including all over-subscription privileges) are exercised in full by our shareholders, we estimate that the gross proceeds to us from the offering will be approximately $3.7 million.  We also received gross proceeds from the Private Placement of $16.5 million, before deducting placement agent commissions and estimated offering expenses of approximately $1.0 million.  It is possible that we may not sell all or any of the shares being offered to existing shareholders, or that we will elect to cancel the offering altogether.

Are there risks in exercising my subscription rights?

Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of additional shares of common stock and you should consider this investment as carefully as you would consider any other investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors” beginning on page 11 of this prospectus and in the documents incorporated by reference into this prospectus.

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes. The subscription agent will hold all funds it receives in escrow in a segregated bank account until completion of the rights offering. If we do not complete the rights offering, all subscription payments received and held in escrow will be returned promptly, without interest or penalty. If you own shares in “street name,” it may take longer for you to receive your subscription payment because the subscription agent will return payments through the record holder of your shares.

What fees or charges apply if I purchase shares in the rights offering?

We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If you exercise your subscription rights through a broker, dealer, custodian bank or other nominee, you are responsible for paying any fees your record holder may charge you.

What is the role of McKinnon in the rights offering?

We have entered into an agreement with McKinnon, pursuant to which McKinnon acted as placement agent in connection with the Private Placement and is acting as our financial advisor in connection with the rights offering.  McKinnon is not engaged in the solicitation or distribution of the rights offering, and neither McKinnon nor any other broker-dealer is acting as an underwriter in the rights offering nor will McKinnon or any other broker-dealer be obligated to purchase any shares of our common stock in the rights offering. We have agreed to pay McKinnon a $15,000 fee for financial advisory services rendered in connection with the structuring of the rights offering.  In connection with the Private Placement, we paid to McKinnon a commission equal to 4.0% of the aggregate sales price of the shares of common stock sold in the Private Placement (other than for shares sold to our directors and executive officers, for which we paid a commission equal to 1.0% of the sales price), or approximately $640,000.  In addition, we have agreed to pay McKinnon a fee of 4.0% of the aggregate sales price of any additional shares that we may sell to the Private Placement investors following the rights offering.

What are the U.S. federal income tax consequences of exercising my subscription rights?

For U.S. federal income tax purposes, you should not recognize income or loss in connection with the receipt or exercise of subscription rights in the rights offering. You should consult your tax advisor as to your particular tax consequences resulting from the rights offering. For a detailed discussion, see “Certain U.S. Federal Income Tax Consequences.”

To whom should I send my forms and payment?

If your shares are held in the name of a broker, dealer, custodian bank or other nominee, then you should send your subscription documents and subscription payment to that record holder. If you are the record holder, then you should send your subscription documents, rights certificate and subscription payment by mail or overnight courier to:

Registrar and Transfer Company
Attention: REORG Department
10 Commerce Drive
Cranford, NJ 07016

You or, if applicable, your nominee are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate and payment. You should allow sufficient time for delivery of your subscription materials to the subscription agent and clearance of payment before the expiration of the rights offering at 5:00 p.m. Eastern Time on August 4 , 2014.

Whom should I contact if I have other questions?

If you have any questions regarding the Company, the rights offering, completing a rights certificate or submitting payment in the rights offering, please contact Registrar and Transfer Company at (800) 368-5948.  If you have any questions about the Company, please contact us at (276) 628-9181.

PROSPECTUS SUMMARY

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read this entire prospectus carefully, including the section entitled “Risk Factors,” our financial statements and the notes thereto incorporated by reference in our annual report and quarterly reports, and the other documents we refer to and incorporate by reference in this prospectus for a more complete understanding of us and this offering before making an investment decision. In particular, we incorporate important business and financial information in this prospectus by reference.

Corporate Overview

We are a one-bank holding company, formed in 1995 and headquartered in Abingdon, Virginia.  We conduct the majority of our business operations through our wholly-owned bank subsidiary, Highlands Union Bank (the “Bank”).  The Bank is a Virginia state-chartered bank that has been in operation since 1985.  Through its fourteen full service banking offices, the Bank offers general retail and commercial banking services to individuals, businesses and local government unit customers. These products and services include accepting deposits in the form of checking accounts, money market deposit accounts, interest-bearing demand deposit accounts, savings accounts and time deposits; making residential 1-4 family loans, owner occupied and non-owner occupied commercial real estate loans, second mortgages and equity lines, consumer, commercial and industrial, credit card and agricultural loans; offering letters of credit; providing other consumer financial services, such as automatic funds transfer, collections, night depository, safe deposit, travelers checks and savings bond sales; and providing other miscellaneous services normally offered by commercial banks.

The Bank also has two wholly-owned subsidiaries, Highlands Union Insurance Services, Inc. and Highlands Union Financial Services, Inc. Through Highlands Union Insurance Services, Inc., we joined a consortium of other financial institutions to form Bankers’ Insurance, LLC, through which we sell a wide range of insurance products and services, including commercial, personal, or life and health.  Through Highlands Union Financial Services, Inc., we also offer financial service products.  In addition to the Bank, we have only one other direct subsidiary, Highlands Capital Trust I, which is a statutory business trust formed in 1998 in connection with our issuance of trust preferred securities.

Our common stock is quoted on the OTC Bulletin Board under the symbol “HBKA.” The last reported sales price of our common stock on June 11, 2014 was $4.00 per share.

Private Placement

In April 2014, we entered into the Securities Purchase Agreements with certain institutional and other accredited investors, including our directors and executive officers, to sell $16.5 million of our securities, consisting of 2,673,249 shares of common stock and 2,048,179 shares of our Series A Preferred Stock, each at a price of $3.50 per share, in the Private Placement.  The Private Placement was consummated on April 16, 2014.  Investors in the Private Placement, other than our directors and executive officers, purchased an aggregate of 2,459,249 shares and owned approximately 32.0%, of our outstanding common stock immediately following the Private Placement.  In addition, the shares of Series A Preferred Stock sold in the Private Placement are mandatorily convertible into, subject to adjustment, 2,048,179 shares of common stock in certain circumstances.  Assuming full conversion of the Series A Preferred Stock immediately following the closing of the Private Placement, the Private Placement investors, other than our directors and executive officers, would have owned approximately 46.3% of our outstanding common stock. We are conducting the rights offering to raise additional capital while giving existing shareholders the opportunity to purchase shares at the same price as the Private Placement and limit their ownership dilution from the Private Placement.

We have used a portion of the proceeds from the Private Placement to fund the repayment in full of our loan with Community Bankers Bank and intend to use an additional portion to repay our trust preferred securities, including accrued interest.  We received regulatory approval to repay our trust preferred securities, including accrued interest, and anticipate doing so for a total of $4.8 million in July 2014. We intend to use the remaining net proceeds of the Private Placement and of this rights offering for general corporate purposes, which may include improving our regulatory capital position, improving our cost structure and supporting future growth.

Investors in the Private Placement who purchased at least 4.0% of the outstanding shares of our common stock will have the opportunity, following the rights offering, to purchase an amount of additional shares such that the investor would have the same proportionate ownership of our securities as immediately following the closing of the Private Placement.  For example, if an investor in the Private Placement owned 4.9% of our outstanding common stock immediately following the Private Placement, that investor will have the opportunity to purchase an amount of additional shares, following the rights offering, to keep its ownership percentage at 4.9% of our outstanding common stock.  The investors with this contractual right own an aggregate of approximately 24.9% of our common stock and, if the rights offering is fully subscribed through the exercise of subscription rights, we could issue up to approximately 354,000 additional shares of common stock and 378,000 additional shares of Series A Preferred Stock to these investors.  Because we will not know the total number of shares sold in the rights offering until the rights offering expires, or how many investors will exercise their contractual rights, we cannot know how many additional shares will be issued to the investors pursuant to this agreement.  See “The Rights Offering—Contractual Rights of the Private Placement Investors.”

Corporate Information

Our principal executive offices are located at 340 West Main Street, Abingdon, Virginia 24210 and our telephone number is (276) 628-9181.  We maintain a website at www.hubank.com, which contains information relating to us.  Unless specifically incorporated by reference, information on our website is not a part of this prospectus.

The Rights Offering

Securities Offered
We are distributing to you, at no charge, one non-transferable subscription right for every four shares of our common stock that you owned on the record date, either as a holder of record or, in the case of shares held of record by brokers, banks, or other nominees, on your behalf, as a beneficial owner of such shares, subject to adjustments to eliminate fractional rights.

Common Shares to be Outstanding
If all of our shares of common stock being offered in the rights offering are sold, 8,749,053 shares will be outstanding, including 2,673,249 shares that were issued pursuant to the Private Placement after the record date.  In addition, we issued 2,048,179 shares of Series A Preferred Stock in the Private Placement, which are convertible in limited circumstances into 2,048,179 shares of common stock.  Assuming full conversion of the Series A Preferred Stock, there would be 10,797,232 shares of our common stock outstanding.

In addition, pursuant to certain contractual rights of the investors in the Private Placement, we could issue up to approximately 354,000 additional shares of common stock and 378,000 additional shares of Series A Preferred Stock to these investors if the rights offering is fully subscribed.  See “The Rights Offering—Contractual Rights of the Private Placement Investors.”

Basic Subscription Right
The basic subscription right will entitle you to purchase one share of our common stock at a subscription price of $3.50 per share; however, fractional shares of our common stock resulting from the exercise of the basic subscription right will be eliminated by rounding down to the nearest whole share.

Over-Subscription Privilege
In the event that you purchase all of the shares of our common stock available to you pursuant to your basic subscription right, you may also choose to subscribe for a portion of any shares of our common stock that are not purchased by our shareholders through the exercise of their basic subscription rights. You may subscribe for shares of common stock pursuant to your over-subscription privilege, subject to the purchase and ownership limitations described below.

Limitation on the Purchase of Shares
We will not issue shares of common stock pursuant to the exercise of basic subscription rights or over-subscription privileges or to any shareholder who, in our sole opinion, together with any other person with whom such shareholder may be aggregated under applicable law, would exceed 4.9% ownership of total outstanding shares of common stock, upon completion of the rights offering.

Rights Offering Subscription Price	$3.50 per full share, payable in cash. To be effective, any payment related to the exercise of a subscription right must clear prior to the expiration of the rights offering.

Record Date	5:00 p.m., Eastern Time, on April 15, 2014

Expiration of Rights Offering	5:00 p.m., Eastern Time, on August 4, 2014

Private Placement	In April 2014, we entered into the Securities Purchase Agreements with certain institutional and other accredited investors, including our directors and executive officers, to sell $16.5 million of our securities, consisting of 2,673,249 shares of common stock and 2,048,179 shares of our Series A Preferred Stock, each at a price of $3.50 per share, in the Private Placement. The Private Placement was consummated on April 16, 2014. The net proceeds from the Private Placement were approximately $15.5 million, after deducting placement agent commissions to McKinnon and estimated offering expenses.  Because the record date for the rights offering occurred prior to the closing of the Private Placement, the purchasers in the Private Placement are not entitled to participate in this rights offering.

Procedures for Exercising Rights	To exercise your subscription rights, you must take the following steps:

• If you are a registered holder of our common stock, you must deliver payment and a properly completed rights certificate to the subscription agent to be received before 5:00 p.m., Eastern Time, on August 4, 2014. You may deliver the documents and payments by first class mail or courier service. If you use first class mail for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

• If you are a beneficial owner of shares that are registered in the name of a broker, dealer, custodian bank or other nominee, you should instruct your broker, dealer, custodian bank or other nominee to exercise your subscription rights on your behalf. Please follow the instructions of your nominee, who may require that you meet a deadline earlier than 5:00 p.m., Eastern Time, on August 4, 2014.

Non-Transferability of Rights	The subscription rights may not be sold, transferred or assigned and will not be quoted on the OTC Bulletin Board or listed on any stock exchange or market.

Participation of Directors and Officers
Our directors and executive officers participated in the Private Placement and will not participate in the rights offering.  Our board of directors is not making a recommendation regarding your exercise of the subscription rights. You are urged to make your decision to invest based on your own assessment of our business and the rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

No Revocation
All exercises of subscription rights are irrevocable, even if you later learn of information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a subscription price of $3.50 per full share.

Use of Proceeds
We expect the net proceeds from the offering to be approximately $3.63 million, if all 1,064,652 shares are sold in the rights offering.  We intend to use the net proceeds from this offering for general corporate purposes, which may include improving our regulatory capital position, improving our cost structure and supporting future growth.  See “Use of Proceeds.”

U.S. Federal Income Tax Consequences
For U.S. federal income tax purposes, you should not recognize income or loss upon receipt or exercise of a subscription right. You should consult your own tax advisor as to the tax consequences to you of the receipt, exercise or lapse of the subscription rights in light of your particular circumstances.

Closing	We expect to close the offering on or about August 8, 2014.

Extension and Cancellation	Although we do not presently intend to do so, we have the option to extend the rights offering for additional periods ending no later than September 3, 2014. Our board of directors may for any reason cancel the rights offering at any time before the closing. If we cancel the rights offering, all subscription payments received and held in escrow will be returned promptly, without interest or penalty.

Financial Advisor
McKinnon is acting as our financial advisor in connection with the rights offering.  McKinnon is not engaged in the solicitation or distribution of the rights offering, and neither McKinnon nor any other broker-dealer is acting as an underwriter in the rights offering nor will McKinnon or any other broker-dealer be obligated to purchase any shares of our common stock in the rights offering. We have agreed to pay certain fees to McKinnon as described elsewhere in this Prospectus. In addition, we have agreed to indemnify McKinnon against certain liabilities.

Subscription and Information Agent
Registrar and Transfer Company will act as the subscription and information agent for the rights offering.  The subscription agent will hold all funds it receives in escrow in a segregated bank account until completion of the rights offering. If we do not complete the rights offering, all subscription payments received and held in escrow will be returned promptly, without interest or penalty.

Dividend Policy
In 2009, we suspended payment of dividends on our common stock.  Under our written agreement with the Federal Reserve Bank of Richmond, we are prohibited from paying dividends without regulatory approval.  Any decision made by our board of directors to declare dividends in the future will depend on termination of the written agreement, as well as our future earnings, financial condition, liquidity and capital requirements of both the Company and the Bank, applicable governmental regulations and policies and other factors deemed relevant by its board of directors.  See “Dividend Policy.”

Risk Factors
In addition to general investment risks, purchasing our common stock in this offering will involve other specific investment considerations related to us and our business.  Those matters are described in this prospectus under the heading “Risk Factors.”   You should carefully review and consider those risks before you purchase any shares.

RISK FACTORS

An investment in our common stock involves significant risks.  You should carefully consider the risks and uncertainties and the risk factors set forth in the documents and reports filed with the SEC that are incorporated by reference into this prospectus and the risks described below before you make an investment decision regarding the common stock.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

Risks Factors Related to the Rights Offering

The subscription price determined for the rights offering is not necessarily an indication of the fair value of our common stock.

The per share price of $3.50 in the rights offering is not necessarily related to our book value, tangible book value, multiple of earnings or any other established criteria of fair value and may or may not be considered the fair value of our common stock to be offered in the rights offering. After the date of this prospectus, our shares of common stock may trade at prices below the price in the rights offering.

In addition, the price of our common stock may fluctuate between the time you exercise your subscription rights and your receipt of shares following the conclusion of the rights offering.  Once made, all exercises of subscription rights are irrevocable and, as a result, you bear the financial risk that the price of our common stock will fluctuate during that period.

If you do not exercise your subscription rights, your percentage ownership will be diluted, and your ownership position could be diluted if certain Private Placement investors exercise their contractual rights.

Assuming we sell the full amount of shares issuable in connection with the offering, we will issue approximately 1,064,652 shares of our common stock.  If you choose not to exercise your basic subscription rights prior to the expiration of the rights offering, your relative ownership interest in our common stock will be diluted.

In addition, investors in the Private Placement who purchased at least 4.0% of the outstanding shares of our common stock will have the opportunity, following the rights offering, to purchase an amount of additional shares, at the same price as in the Private Placement and the rights offering, such that the investor would have the same proportionate ownership of our securities as immediately following the closing of the Private Placement.  For example, if an investor in the Private Placement owned 4.9% of our outstanding common stock immediately following the Private Placement, that investor will have the opportunity to purchase an amount of additional shares, following the rights offering, to keep its ownership percentage at 4.9% of our outstanding common stock.  The investors with this contractual right own an aggregate of approximately 24.9% of our common stock and, if the rights offering is fully subscribed through the exercise of subscription rights, we could issue up to approximately 354,000 additional shares of common stock and 378,000 additional shares of Series A Preferred Stock to these investors.  Because we will not know the total number of shares sold in the rights offering until the rights offering expires, or how many investors will exercise their contractual rights, we cannot know how many additional shares will be issued to the investors pursuant to this agreement.  However, the issuance of shares to investors pursuant to their contractual rights could further dilute, and thereby reduce, your proportionate ownership of our common stock.

We may cancel the rights offering at any time without further obligation to you.

We may, in our sole discretion, cancel the rights offering before it expires.  If we cancel the rights offering, neither we nor the subscription agent will have any obligation to you except to return any payment received from subscribing shareholders, without interest, as soon as practicable.

The subscription rights are not transferable and there is no market for the subscription rights.

You may not sell, give away or otherwise transfer your subscription rights. The subscription rights are not tradable and are only transferable by operation of law. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights. You must exercise the subscription rights and acquire shares to realize any potential value from your subscription rights.

If you do not act promptly and follow the subscription instructions, your exercise of subscription rights will be rejected.

If you desire to purchase shares in the rights offering, you must act promptly to ensure that the subscription agent actually receives all required forms and payments before the expiration of the rights offering at 5:00 p.m., Eastern Time, on August 4, 2014, unless we extend the rights offering for additional periods ending no later than September 3, 2014.  If you are a beneficial owner of shares, you must act promptly to ensure that your broker, dealer, custodian bank or other nominee acts for you and that the subscription agent receives all required forms and payments before the rights offering expires. We are not responsible if your nominee fails to ensure that the subscription agent receives all required forms and payments before the rights offering expires. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to the exercise of your subscription rights before the rights offering expires, the subscription agent will reject your subscription or accept it only to the extent of the payment received. Neither we nor our subscription agent undertakes any responsibility or action to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.

You will not be able to sell the shares you buy in the rights offering until you receive your stock certificates or your account is credited with the common stock.

If you purchase shares in the rights offering by submitting a rights certificate and payment, we will issue shares in book-entry form or mail you a stock certificate as soon as practicable after August 8, 2014, or such later date as to which the rights offering may be extended. If your shares are held by a broker, dealer, custodian bank or other nominee and you purchase shares, your account with your nominee will be credited with the shares of our common stock you purchased in the rights offering as soon as practicable after the expiration of the rights offering, or such later date as to which the rights offering may be extended. Until your shares have been issued in book-entry form, your stock certificates have been delivered or your account is credited, you may not be able to sell your shares. The stock price may decline between the time you decide to sell your shares and the time you are actually able to sell your shares.

Our management will have broad discretion over the use of the net proceeds from the offering, and we may not invest the proceeds successfully.

We currently anticipate that we will use the net proceeds of the rights offering for general corporate purposes, which may include improving our regulatory capital position, improving our cost structure and supporting future growth.  Our management may allocate these remaining proceeds among these purposes as it deems appropriate.  Accordingly, you will be relying on the judgment of our management regarding the use of the proceeds from the offering. It is possible that we may invest the proceeds in a way that does not yield a favorable, or any, return for us.

The exercise of the over-subscription privilege could trigger an ownership change that would negatively affect our ability to utilize net operating loss and capital loss and other deferred tax assets in the future.

Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), may limit our annual utilization of net operating losses if they exist at the time of an “ownership change.”  An “ownership change” under Section 382 of the Code occurs if a shareholder or a group of shareholders who are deemed to own at least 5% of our common stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period.  If an “ownership change” occurs, Section 382 of the Code imposes an annual limit on the amount of net operating losses that can be used to reduce taxable income equal to the product of the total value of outstanding equity immediately prior to the ownership change and the federal long-term tax-exempt interest rate in effect for the month of such ownership change.  A number of special rules apply to calculating the limitation under Section 382 of the Code.  In particular, the limitations contained in Section 382 of the Code apply for a five-year period, beginning on the date of the ownership change.  Any recognized net operating losses that are limited by Section 382 of the Code may be carried forward and used to reduce future taxable income for up to 20 years, after which they expire.

As of March 31, 2014, we had net operating loss carryforwards available to offset future taxable income.  If a sufficient number of shares are purchased in the offering, it is possible that an ownership change could occur for purposes of Section 382 of the Code.  If such an ownership change were to occur, the annual limitation of net operating losses under Section 382 of the Code would serve to defer (or eliminate) our ability to use any of our net operating losses to offset our taxable income.

Risks Factors Related to Our Common Stock

We are subject to regulatory restrictions which limit our ability to pay dividends.

Our ability to pay dividends on our common stock currently is limited by regulatory restrictions under our written agreement with the Federal Reserve Bank of Richmond and the need to maintain sufficient capital.  Under the written agreement, both the Company and the Bank have agreed to refrain from declaring or paying dividends without prior regulatory approval.

In addition, holders of our common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. The Company is organized under the Virginia Stock Corporation Act, which prohibits the payment of a dividend if, after giving it effect, the corporation would not be able to pay its debts as they become due in the usual course of business. The payment of a dividend is also prohibited if the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved, to satisfy the preferential rights upon dissolution of any preferred shareholders. In addition, the Company is subject to certain regulatory requirements to maintain capital at or above regulatory minimums, which affect its dividend policies. The Federal Reserve has indicated that a bank holding company such as the Company should generally pay dividends only if its earnings for the current period are sufficient to fully fund the dividends, and the prospective rate of earnings retention appears consistent with the organization’s capital needs, asset quality and overall financial condition.

Our ability to pay dividends on our common stock also is largely dependent on the ability of our banking subsidiary to pay dividends to us. The Bank also is subject to laws and regulations that limit the amount of dividends that it can pay. As a state member bank, the Bank is subject to certain restrictions imposed by the reserve and capital requirements of federal and Virginia banking statutes and regulations. Under Virginia law, a bank may not declare a dividend in excess of its undivided profits or its accumulated retained earnings. Additionally, under Federal Reserve regulations, the Bank may not declare a dividend if the total amount of all dividends, including the proposed dividend, declared by it in any calendar year exceeds the total of its retained net income of that year to date, combined with its retained net income of the two preceding years, unless the dividend is approved by the Federal Reserve. The Federal Reserve and the Commonwealth of Virginia have the general authority to limit the dividends paid by insured banks if the payment is deemed an unsafe and unsound practice and have indicated that paying dividends that deplete a bank’s capital base to an inadequate level would be an unsound and unsafe banking practice.

In 2009, we suspended payment of dividends on our common stock.  Because we currently are subject to regulatory restrictions that do not permit us or the Bank to declare or pay any dividend without the prior approval of our banking regulators, we likely will be unable to resume payments of dividends in the foreseeable future.

Our trust preferred securities are superior to our common stock, which may limit our ability to pay dividends on our common stock in the future.

Our ability to pay dividends on our common stock is also limited by contractual restrictions under our trust preferred securities. The trust preferred securities are in a superior ownership position compared to common stock. Interest must be paid on the trust preferred securities before dividends may be paid to the common shareholders. Under the written agreement, we have agreed to refrain from declaring or paying dividends on our trust preferred securities without prior regulatory approval.  As of April 15, 2014, we have deferred $1.50 million in net interest payments on the trust preferred securities; as such, no dividends may be paid on our common stock until we are current on our interest payments on our trust preferred securities.  We have received regulatory approval to repay our trust preferred securities, including accrued interest, and anticipate doing so in July 2014; however, and we will be unable to pay dividends on our common stock until we become current on those distributions.

There is a limited trading market for our common stock; it may be difficult to sell shares after they have been purchased.

Shares of our common stock are traded on the over-the-counter (OTC) market and quoted in the OTC Bulletin Board under the symbol “HBKA.”  The volume of trading activity in the stock is relatively limited.  Even if a more active market develops, there can be no assurance that such market will continue, or that shares will be able to be sold at or above the investment price.  The lack of liquidity of the investment in the common shares should be carefully considered when making an investment decision.

The trading volume in our common stock is lower than that of other financial services companies.

The trading volume in our common stock is lower than that of other financial services companies. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of willing buyers and sellers of our common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. Given the low trading volume of our common stock, significant sales of our common stock, or the expectation of these sales, could cause our stock price to fall.

The market for our common stock historically has experienced significant price and volume fluctuations.

The market for our common stock historically has experienced and may continue to experience significant price and volume fluctuations similar to those experienced by the broader stock market in recent years. Generally, the fluctuations experienced by the broader stock market have affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the price of our common stock. In addition, our announcements of our quarterly operating results, changes in general conditions in the economy or the financial markets and other developments affecting us, our affiliates or our competitors could cause the market price of our common stock to fluctuate substantially.

Significant sales of our common stock, or the perception that significant sales may occur in the future, could adversely affect the market price for our common stock.

The sale of substantial amounts of our common stock could adversely affect the price of these securities. Sales of substantial amounts of our common stock in the public market, and the availability of shares for future sale, could cause the market price of our common stock to remain low for a substantial amount of time.

If fully subscribed, we will issue approximately 1,064,652 shares of common stock in the rights offering.  In addition, we recently issued 2,673,249 shares of common stock and 2,048,179 shares of Series A Preferred Stock (which shares of Series A Preferred Stock are mandatorily convertible into, subject to adjustment, 2,048,179 shares of common stock in certain circumstances). Under the Securities Purchase Agreements, we are obligated to file a registration statement with the SEC covering the resale of the common stock and Series A Preferred Stock issued in the Private Placement, as well as the shares of common stock issuable upon conversion of the Series A Preferred Stock issued in the Private Placement.

We cannot foresee the impact of such potential sales on the market, but it is possible that if a significant percentage of such available shares were attempted to be sold within a short period of time, the market for our shares would be adversely affected. Even if a substantial number of sales do not occur within a short period of time, the mere existence of this “market overhang” could have a negative impact on the market for our common stock and our ability to raise additional capital.

Risk Factors Related to Our Company

We may be further adversely affected by economic conditions in our market area.

We are headquartered in Abingdon, Virginia, near the Virginia-Tennessee-North Carolina border and are affected by the general economic conditions in the region.  Changes in the economy may influence the growth rate of loans and deposits, the quality of the loan portfolio and loan and deposit pricing.  A continued decline in general economic conditions caused by inflation, recession, unemployment or other factors beyond our control would further impact these local economic conditions and the demand for banking products and services generally, which could negatively affect our performance and financial condition.

Deteriorating credit quality has adversely impacted us and may continue to adversely impact us.

Over the past five years, we have experienced a downturn in the overall credit performance of our loan portfolio, as well as deterioration of general economic conditions. This deterioration, including a significant increase in national and regional unemployment levels, has negatively impacted some borrowers’ ability to repay.  In particular, the recent recession negatively impacted our loans in the Sevierville-Knoxville, Tennessee and Banner Elk-Boone, North Carolina markets, each of which had experienced significant construction and real estate appreciation prior to the recession.  At December 31, 2009, 2010 and 2011, non-performing loans increased to $15.8 million, $18.9 million and $20.8 million, respectively.  Non-performing loans have since declined but remain elevated at $10.9 million at December 31, 2013 and $12.0 million at March 31, 2014.  The provision for loan losses totaled $9.6 million, $4.8 million, $4.6 million and $1.0 million for the years ended December 31, 2009, 2010, 2011 and 2012.  For the year ended December 31, 2013, the provision for loan losses totaled $1.3 million, primarily as a result of loan growth over the twelve-month period and to maintain an adequate allowance for loan losses.  The provision for loan losses was $265 thousand for the first quarter of 2014.

Our loans past due 30 through 89 days and still accruing were $10.9 million at March 31, 2014.  There can be no assurance that we will not experience further increases in non-performing loans in the future.  If we experience an increase in non-performing loans, we could incur charge-offs to the allowance for loans losses, lost interest income relating to these loans and additional increases in the loan loss reserves, any of which may have a material adverse effect on earnings, liquidity and capital.

We will realize additional future losses if our levels of non-performing assets do not moderate and if the proceeds we receive upon liquidation of assets are less than the carrying value of such assets.

Non-performing assets (including non-accrual loans, non-accrual debt securities, loans past due 90 days or more and still accruing and other real estate owned (“OREO”)) totaled $19.8 million at March 31, 2014.  These non-performing assets can adversely affect net income through reduced interest income, increased operating expenses incurred to maintain such assets or loss charges related to subsequent declines in the estimated fair value of foreclosed assets.  In September and October 2013, we initiated an aggressive program to reduce OREO, including auctions of these properties.  This strategy resulted in sales or contracts to sell $6.3 million of non-performing assets.  We expect to continue to focus on reducing non-performing asset levels during 2014 by, among other things, selling additional OREO.

The actual volume of future sales of OREO is dependent on the level of migration of performing loans to problem loan status, as well as opportunities to sell such assets. The continuing weakness in the residential and commercial real estate markets may negatively impact the ability to dispose of foreclosed real estate, and may result in higher losses upon sale. OREO is recorded on the financial statements at the estimated fair value, which considers management’s plans for disposition. We will realize additional future losses if the proceeds received upon dispositions of assets are less than the recorded carrying value of such assets. If market conditions continue to decline, the magnitude of losses realized upon the disposition of non-performing assets may increase, which could materially adversely affect our business, financial condition and results of operations.

The Bank’s concentrations of loans could result in higher than normal risk of loan defaults and losses.

We offer a variety of secured loans, including commercial lines of credit, commercial term loans, real estate, construction and land development, home equity, consumer and other loans. The majority of the loans are secured by real estate (both residential and commercial) in the market area. At March 31, 2014, these loans totaled $351.2 million, or 86.5% of total loans. A major change in the real estate market, such as further deterioration in the value of this collateral, or in the local or national economy, could adversely affect customers’ ability to pay these loans, which in turn could impact the Bank. Risk of loan defaults and foreclosures are unavoidable in the banking industry, and we try to limit exposure to this risk by monitoring extensions of credit carefully. We cannot fully eliminate credit risk, and as a result credit losses may occur in the future.

Should our loan quality deteriorate, and our allowance for loan losses become inadequate, our results of operations may be adversely affected.

Our earnings are significantly affected by our ability to properly originate, underwrite and service loans.  In addition, we maintain an allowance for loan losses that we believe is a reasonable estimate of known and inherent losses within our loan portfolio. We could sustain losses if we incorrectly assess the creditworthiness of our borrowers or fail to detect or respond to deterioration in asset quality in a timely manner.  Through a periodic review and consideration of the loan portfolio, management determines the amount of the allowance for loan losses by considering general market conditions, credit quality of the loan portfolio, the collateral supporting the loans and performance of customers relative to their financial obligations.  At March 31, 2014, our loan loss allowance was $6.7 million, or 1.65% of total loans.

 million, or 1.65% of total loans.
The amount of future loan losses will be influenced by changes in economic, operating and other conditions, including changes in interest rates, which may be beyond our control, and these losses may exceed current estimates. Although we believe the allowance for loan losses is a reasonable estimate of known and inherent losses in the loan portfolio, we cannot precisely predict such losses or be certain that the loan loss allowance will be adequate in the future. While the risk of nonpayment is inherent in banking, we could experience greater nonpayment levels than we anticipate. Further deterioration in the quality of our loan portfolio could cause our interest income and net interest margin to decrease and our provisions for loan losses to increase further, which could adversely affect our results of operations and financial condition.

Federal and state regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs, based on judgments different than those of management. Any increase in the amount of the provision or loans charged-off as required by these regulatory agencies could have a negative effect on our operating results and financial condition.

Our ability to maintain adequate sources of liquidity may be negatively impacted by the economic environment which could adversely affect our financial condition and results of operations

In managing our consolidated balance sheet, we depend on cash and due from banks, federal funds sold, loan and investment security payments, core deposits, the national certificate of deposit market, lines of credit with correspondent banks and lines of credit with the Federal Home Loan Bank to provide sufficient liquidity to meet our commitments and business needs, and to accommodate the transaction and cash management needs of clients. In particular, we historically have used Federal Home Loan Bank advances as an alternative funding source and, as of March 31, 2014, had $67.8 million of Federal Home Loan Bank borrowings.  The availability of these funding sources is highly dependent upon the perception of the liquidity and creditworthiness of the financial institution, and such perception can change quickly in response to market conditions or circumstances unique to a particular company. Any event that limits our access to these sources, such as a decline in the confidence of debt purchasers, or our depositors or counterparties, may adversely affect our liquidity, financial position, and results of operations.

If we do not satisfy our capital requirements and maintain “well-capitalized” status, there could be an adverse effect on our liquidity and our ability to fund our loan portfolio.

We are subject to regulatory capital adequacy guidelines. If we fail to meet the capital adequacy guidelines for a “well-capitalized” bank, it would increase the regulatory scrutiny for the Bank and the Company.  In addition, if we failed to be “well capitalized,” we would not be able to renew or accept brokered deposits without prior regulatory approval and we would not be able to offer interest rates on our deposit accounts that are significantly higher than the average rates in our market area. As a result, it would be more difficult for us to attract new deposits as our existing brokered deposits mature and do not roll over and to retain or increase existing, non-brokered deposits.  If we are prohibited from renewing or accepting brokered deposits and are unable to attract new deposits, our liquidity and our ability to fund our loan portfolio may be adversely affected.  In addition, we could be required to pay higher insurance premiums to the FDIC, which would reduce our earnings.

The Company and the Bank have entered into a written agreement with the Federal Reserve Bank of Richmond, which requires us to dedicate a significant amount of resources to comply with the agreement.

The Company and the Bank entered into a written agreement with the Federal Reserve Bank of Richmond on October 13, 2010. Among other things, the written agreement requires us to develop and submit written plans or programs to strengthen board oversight, strengthen credit risk management and administration, provide for effective grading of our loan portfolio, review the adequacy of the staffing of our loan review function; improve our position with respect to certain problem loans and relationships, evaluate our methodology for determining the allowance for loan and lease losses, maintain sufficient capital, improve earnings and overall financial condition and revise our contingency funding, investment policy and information technology plans and programs.

Further, both the Company and the Bank have agreed to refrain from declaring or paying dividends without prior regulatory approval.  The Company has agreed that it will not accept from the Bank any other form of payment representing a reduction in the Bank’s capital or make any distributions of interest, principal or other sums on subordinated debentures or trust preferred securities without prior regulatory approval.  The Company also has agreed not to incur, increase or guarantee any debt or not to purchase or redeem any shares of its stock without prior regulatory approval.

As long as we are subject to the written agreement, our management and board of directors will be required to focus considerable time and attention on complying with its terms. We also have hired third party consultants and advisors to assist us in complying with the written agreement, which has increased our non-interest expense and reduced our earnings.

We continue to address the requirements of the written agreement to achieve compliance.  There is no guarantee that we will successfully address the Federal Reserve’s concerns in the written agreement or that we will be able to fully comply with it. If we do not comply with the written agreement, we could be subject to civil monetary penalties, further regulatory sanctions and/or other regulatory enforcement actions.

Changes in interest rates may negatively impact net interest income if we are unable to successfully manage interest rate risk.

Our profitability will depend substantially upon the spread between the interest rates earned on investments and loans and interest rates paid on deposits and other interest-bearing liabilities.  Changes in interest rates, including the shape of the yield curve, will affect our financial performance and condition through the pricing of securities, loans, deposits and borrowings.  We attempt to minimize interest rate risk, but cannot eliminate it.  Our net interest spread will depend on many factors that are partly or entirely outside of our control, including competition, federal economic, monetary and fiscal policies and general economic conditions.

Our small-to-medium sized business target market may have fewer financial resources to weather continued downturn in the economy.

We target our business development and marketing strategy primarily to serve the banking and financial services needs of small and medium sized businesses. These businesses generally have less capital or borrowing capacity than larger entities. If general economic conditions further adversely affect this major economic sector in our markets, our results of operations and financial condition may be adversely affected.

We rely heavily on our management team and the unexpected loss of any of those personnel could adversely affect operations; we depend on the ability to attract and retain key personnel.

Our future operating results depend substantially upon the continued service of our executive officers and key personnel.  Our future operating results also depend in significant part upon our ability to attract and retain qualified management, financial, technical, marketing, sales and support personnel.  Competition for qualified personnel is intense, and we may not be able to attract or retain qualified employees.  There are only a limited number of people with the skills we need, and it may be increasingly difficult for us to hire personnel over time.

We may not be able to fully execute on our business strategy following the offering, which could have a material adverse effect on our financial condition and results of operations.

In addition to repaying certain of our outstanding debts, we intend to use a significant portion of the proceeds from the Private Placement and this rights offering to strengthen our balance sheet, improve our cost structure and to support future growth.  Among other things, we plan to continue the resolution and disposition of non-performing assets, including OREO, and eventually to exit our written agreement with the Federal Reserve Bank of Richmond.  In addition, we may consider additional strategies to improve our cost structure, including prepaying our FHLB borrowings, in the future.  There are significant costs, risks and uncertainties associated with the execution of these business strategies, including the investment of time and resources and the possibility that these strategies will be less successful or beneficial than anticipated. We may incur costs, such as prepayment penalties associated with prepaying our FHLB borrowings, in advance of realizing the expected improved financial condition and results of operations as a result of these strategies.  Our potential inability to successfully execute these business strategies could have a material adverse effect on our business, financial condition or results of operations.

In addition, a key aspect of our long-term business strategy is our continued growth and expansion.  In the past several years, we have curtailed asset growth and focused on maintaining our capital levels and improving our profitability.  We believe that, with the additional capital raised through this offering, we will be well positioned for future growth in an attractive market.  If and when we are able to identify attractive locations or opportunities and implement our growth strategy in the future, our successful implementation and management of growth will be contingent upon whether we can maintain appropriate levels of capital to support our growth, maintain control over expenses, maintain adequate asset quality, and successfully integrate into the organization, any businesses acquired.  In the event that we do open new branches or acquire existing branches or banks, we expect to incur increased personnel, occupancy and other operating expenses. In the case of new branches, we must absorb these higher expenses as we begin to generate new deposits, and there is a further time lag involved in redeploying the new deposits into attractively priced loans and other higher yielding earning assets. Thus, we may not be able to implement our long-term growth strategy, and our plans to branch could depress earnings in the short run, even if we are able to efficiently execute our branching strategy.

Affiliates of Tricadia are substantial holders of our Common Stock.

Following the completion of the Private Placement, Tricadia owned approximately 4.9% of our common stock and approximately 24.9% of our total equity.  Pursuant to the terms of the Securities Purchase Agreement entered into with Tricadia in the Private Placement, Tricadia will have a right to appoint a representative on our Board of Directors and on the Bank’s board of directors.  Tricadia may have individual economic interests that are different from the other’s interests and different from the interests of our other shareholders.

We may be adversely impacted by changes in market conditions.

We are directly and indirectly affected by changes in market conditions. Market risk generally represents the risk that values of assets and liabilities or revenues will be adversely affected by changes in market conditions. As a financial institution, market risk is inherent in the financial instruments associated with our operations and activities, including loans, deposits, securities, short-term borrowings, long-term debt and trading account assets and liabilities. Just a few of the market conditions that may shift from time to time, thereby exposing us to market risk, include fluctuations in interest rates, equity and futures prices, and price deterioration or changes in value due to changes in market perception or actual credit quality of issuers. Our investment securities portfolio, in particular, may be impacted by market conditions beyond our control, including rating agency downgrades of the securities, defaults of the issuers of the securities, lack of market pricing of the securities, and inactivity or instability in the credit markets.  Any changes in these conditions, in current accounting principles or interpretations of these principles could impact our assessment of fair value and thus the determination of other-than-temporary impairment of the securities in the investment securities portfolio.

Further, our primary market areas are located in southwest Virginia, east Tennessee and western North Carolina. During the Great Recession, from 2007 to 2009, we experienced varying degrees of geographic market risk in each of our three markets. East Tennessee, primarily Sevier and Knox Counties, suffered the greatest with severely depreciating market values of real estate. This was primarily due to the extensive reliance on tourism and the related abundance of rental and vacation homes. The recession negatively affected the financial ability of consumers to support this market. Our western North Carolina market also relies on tourism and vacation homes as one of its primary economic drivers but is strengthed by the presence of Appalacian State University in Boone, North Carolina and Lees-McRae College in Banner Elk, North Carolina. This market was also negatively impacted during the most recent recessionary period but not as severely as the east Tennessee market. Our core market, southwest Virginia, has a very diverse mix of small to medium sized industries, with no substantial reliance on one particular employer or industry. Due to this diversity this market did not experience as significant a decrease in market values of real estate during the recession as did other areas. Depending on the instruments or activities impacted, market risks can have adverse effects on our results of operations and our overall financial condition.

Our ability to operate profitably may be dependent on our ability to implement various technologies into our operations.

The market for financial services, including banking services and consumer finance services is increasingly affected by advances in technology, including developments in telecommunications, data processing, computers, automation, internet-based banking and tele-banking. Our ability to compete successfully in our market may depend on the extent to which we are able to exploit such technological changes.  If we are not able to afford such technologies, properly or timely anticipate or implement such technologies, or properly train our staff to use such technologies, our business, financial condition or operating results could be adversely affected.

In addition, we perform substantially all of our data processing and backup functions internally through a high availability system utilizing two data centers located several miles apart near our Abingdon, Virginia headquarters.  While we believe that this model is unique among community banks and improves our cost structure while increasing service availability, it also places greater demand on us and our technology staff.  If we are not able to effectively maintain this technology or recruit or retain qualified information technology staff, our business, financial condition or operating results could be adversely affected.

Our operations depend upon third party vendors that perform services for us.

We are reliant upon certain external vendors to provide products and services necessary to maintain our day-to-day operations, including the interchange and transmission services for the ATM network.  Accordingly, our success depends on the services provided by these vendors, and our operations are exposed to risk that these vendors will not perform in accordance with the contracted arrangements under service agreements.  Although we maintain a system of policies and procedures designed to monitor and mitigate vendor risks, the failure of an external vendor to perform in accordance with the contracted arrangements under service agreements could disrupt our operations, which could have a material adverse impact on our business and, in turn, our financial condition and results of operations.

Future success is dependent on our ability to compete effectively in the highly competitive banking industry.

The banking and financial service business in Virginia, North Carolina and Tennessee generally, and in our market areas specifically, is highly competitive.  The increasingly competitive environment is a result of changes in regulation, changes in technology and product delivery systems and new competition from non-traditional financial services.  We compete for loans and deposits with other commercial banks, savings and loan associations, securities and brokerage companies, mortgage companies, money market funds, credit unions and other non-bank financial service providers. Many of these competitors are much larger in total assets and capitalization, have greater access to capital markets and offer a broader array of financial services than we do. In order to compete, we rely upon service-based business philosophies, personal relationships with customers, specialized services tailored to meet customers' needs and the convenience of office locations and extended hours of operation.  This competition may reduce or limit profit margins and market share and may adversely affect our results of operations and financial condition.

Government measures to regulate the financial industry, including the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) , could require us to change certain of our business practices, impose significant additional costs on us, limit the products that we offer, limit our ability to pursue business opportunities in an efficient manner, require us to increase our regulatory capital, impact the value of the assets we hold, significantly reduce our revenues or otherwise materially affect our businesses, financial condition or results of operations.

As a financial institution, we are heavily regulated at the state and federal levels.  Banking regulations generally are intended to protect depositors, not investors, and regulators have broad interpretive and enforcement powers that are beyond our control, may change rapidly and unpredictably, and could influence our earnings and growth.  Further, as a result of the financial crisis and related global economic downturn that began in 2008, we have faced, and expect to continue to face, increased public and legislative scrutiny as well as stricter and more comprehensive regulation of our financial services practices. In July 2010, the Dodd-Frank Act was signed into law. Many of the provisions of the Dodd-Frank Act have begun to be or will be phased in over the next several months or years and will be subject both to further rulemaking and the discretion of applicable regulatory bodies. Although we cannot predict the full effect of the Dodd-Frank Act on our operations, it could, as well as the future rules implementing its reforms, impose significant additional costs on us, limit the products we offer, could limit our ability to pursue business opportunities in an efficient manner, require us to increase our regulatory capital, impact the values of assets that we hold, significantly reduce our revenues or otherwise materially and adversely affect our businesses, financial condition, or results of operations.

The Consumer Financial Protection Bureau has issued a rule, effective as of January 14, 2014, designed to clarify for lenders how they can avoid monetary damages under the Dodd-Frank Act, which would hold lenders accountable for ensuring a borrower’s ability to repay a mortgage. Loans that satisfy this “qualified mortgage” safe-harbor will be presumed to have complied with the new ability-to-repay standard. Under the Consumer Financial Protection Bureau’s rule, a “qualified mortgage” loan must not contain certain specified features, including but not limited to:

•	excessive upfront points and fees (those exceeding 3% of the total loan amount, less “bona fide discount points” for prime loans);
•	interest-only payments;
•	negative-amortization; and
•	terms longer than 30 years.

Also, to qualify as a “qualified mortgage,” a borrower’s total monthly debt-to-income ratio may not exceed 43%. Lenders must also verify and document the income and financial resources relied upon to qualify the borrower for the loan and underwrite the loan based on a fully amortizing payment schedule and maximum interest rate during the first five years, taking into account all applicable taxes, insurance and assessments. The Consumer Financial Protection Bureau’s rule on qualified mortgages could limit our ability or desire to make certain types of loans or loans to certain borrowers, or could make it more expensive and/or time consuming to make these loans, which could adversely impact our growth or profitability.

Additionally, on December 10, 2013, five financial regulatory agencies, including our primary federal regulator, the Federal Reserve, adopted final rules implementing the so-called Volcker Rule embodied in Section 13 of the Bank Holding Company Act, which was added by Section 619 of the Dodd-Frank Act.  The final rules prohibit banking entities from, among other things, (1) engaging in short-term proprietary trading for their own accounts, and (2) having certain ownership interests in and relationships with hedge funds or private equity funds (“covered funds”).   The final rules are effective April 1, 2014, but the conformance period has been extended from its statutory end date of July 21, 2014 until July 21, 2015.  Due to the uncertainty regarding future accounting implications under these rules, we sold our entire portfolio of pooled trust preferred collateralized debt obligation securities during the fourth quarter of 2013.  We are continuing to evaluate the Volcker Rule and, if we are required to divest any additional securities in our portfolio as a result of the Volcker Rule, it could result in impairments that could adversely impact our financial condition and results of operations.

The ultimate impact of the final rules on our businesses and results of operations, however, will depend on regulatory interpretation and rulemaking, as well as the success of any of our actions to mitigate the negative earnings impact of certain provisions.

We may be subject to more stringent capital requirements, which could adversely affect our results of operations and future growth.

In 2013, the Federal Reserve, the FDIC and the OCC approved a new rule that will substantially amend the regulatory risk-based capital rules applicable to us. The final rule implements the “Basel III” regulatory capital reforms and changes required by the Financial Reform Act.  The final rule includes new minimum risk-based capital and leverage ratios which will be effective for us on January 1, 2015, and refines the definition of what constitutes “capital” for purposes of calculating these ratios. The new minimum capital requirements will be: (i) a new common equity Tier 1 (“CET1”) capital ratio of 4.5%; (ii) a Tier 1 to risk-based assets capital ratio of 6%, which is increased from 4%; (iii) a total capital ratio of 8%, which is unchanged from the current rules; and (iv) a Tier 1 leverage ratio of 4%.  The final rule also establishes a “capital conservation buffer” of 2.5% above the new regulatory minimum capital ratios, and when fully effective in 2019, will result in the following minimum ratios: (a) a common equity Tier 1 capital ratio of 7.0%; (b) a Tier 1 to risk-based assets capital ratio of 8.5%; and (c) a total capital ratio of 10.5%. The new capital conservation buffer requirement would be phased in beginning in January 2016 at 0.625% of risk-weighted assets and would increase each year until fully implemented in January 2019. An institution will be subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount. These limitations will establish a maximum percentage of eligible retained income that can be utilized for such activities.  In addition, the final rule provides for a number of new deductions from and adjustments to capital and prescribes a revised approach for risk weightings that could result in higher risk weights for a variety of asset categories.

The application of these more stringent capital requirements for us could, among other things, result in lower returns on equity, require the raising of additional capital, adversely affect our future growth opportunities, and result in regulatory actions such as a prohibition on the payment of dividends or on the repurchase shares if we were unable to comply with such requirements.

Recently passed legislation could allow us to deregister under the Exchange Act, which would result in a reduction in the amount and frequency of publicly-available information about us and may further limit the liquidity of our common stock.

Recently passed legislation called the Jumpstart Our Business Startups Act (or “JOBS Act”) may allow us to terminate the registration of our common stock under the Exchange Act if we experience a decrease in the number of holders of record of our common stock.  Specifically, the JOBS Act allows bank holding companies with fewer than 1,200 shareholders of record to deregister.  As of June 11, 2014, our common stock was held by 1,470 shareholders of record.  If we are able to and determine to deregister our common stock under the Exchange Act in the future, it would enable us to save significant expenses relating to our public disclosure and reporting requirements under the Exchange Act.  However, a deregistration of our common stock also would result in a reduction in the amount and frequency of publicly-available information about the Company and the Bank and may further limit the liquidity of our common stock.

Changes in our accounting policies or in accounting standards could materially affect how we report financial results and condition.

From time to time, the Financial Accounting Standards Board (FASB) and SEC change the financial accounting and reporting standards that govern the preparation of our financial statements. These changes can be hard to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply a new or revised standard retroactively, resulting in restating prior period financial statements.

FORWARD-LOOKING STATEMENTS

Certain information contained in this prospectus may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act.  These forward-looking statements are generally identified by phrases such as “we expect,” “we believe” or words of similar import. Such forward-looking statements involve known and unknown risks including, but not limited to:

•	the ability to raise capital as needed;
•	adverse economic conditions in the market area and the impact on credit quality and risks inherent in the loan portfolio such as repayment risk and fluctuating collateral values;
•	our inability to manage, dispose of and properly value non-performing assets and other real estate owned;
•	further deterioration in the housing market and collateral values;
•	our inability to assess the creditworthiness of our loan portfolio and maintain a sufficient allowance for loan losses;
•	our inability to maintain adequate sources of funding and liquidity, including secondary sources such as Federal Home Loan Bank advances;
•	our ability to attract and maintain capital levels adequate to support our asset levels and risk profile;
•	our inability to comply with the written agreement, dated October 13, 2010, with the Federal Reserve Bank of Richmond;
•	our successful management of interest rate risk and changes in interest rates and interest rate policies;
•	reliance on our management team, including our ability to attract and retain key personnel;
•	our ability to successfully manage our strategic plan;
•	difficult market conditions in our industry;
•	problems with technology utilized by us;
•	our ability to successfully manage third-party vendors upon whom we are dependent;
•	competition with other banks and financial institutions, and companies outside of the banking industry, including those companies that have substantially greater access to capital and other resources;
•	potential impact on us of recently enacted legislation and future regulation;
•	changes in accounting policies or standards;
•	demand, development and acceptance of new products and services; and
•	changing trends in customer profiles and behavior.

Although we believe that our expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that our actual results, performance or achievements will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

USE OF PROCEEDS

We intend to use the net proceeds we receive from the rights offering for general corporate purposes, which may include improving our regulatory capital position, improving our cost structure and supporting future growth.

The following table sets forth the calculation of our net proceeds from the rights offering at a price of $3.50 per share.  Because we have not conditioned the offering on the sale of a minimum number of shares, we are presenting this information assuming that we sell 25%, 50% and 100% of the shares of common stock that we are offering.

	25%	50%	100%

Shares of common stock sold	266,163	532,326	1,064,652

Gross offering proceeds	$931,571	$1,863,141	$3,726,282
Estimated expenses of the offering	97,000	97,000	97,000

Net proceeds to us	$834,571	$1,766,141	$3,629,282

CAPITALIZATION

The following table sets forth our unaudited pro forma consolidated capitalization as of March 31, 2014. Our capitalization is presented on an actual basis and on an as-adjusted basis to give effect to (i) the sale of shares of common stock in the Private Placement, (ii) the sale of shares of common stock in the rights offering and (iii) the use of proceeds of the Private Placement and of the rights offering.  We are presenting this information assuming that we sell 25%, 50% and 100% of the shares of common stock offered hereby in the rights offering for net proceeds of $0.83 million, $1.77 million and $3.63 million, respectively.

	March 31, 2014
	Actual	Pro Forma(1)
		25%	50%	100%
	(dollars in thousands)

Cash and cash equivalents:	$89,908	$98,192	$99,124	$100,987

Liabilities
Total Deposits	494,188	494,188	494,188	494,188
Interest, taxes and other liabilities	2,865	1,365	1,365	1,365
Short term borrowings(1)	23,473	20,050	20,050	20,050
Long-term debt	47,789	47,789	47,789	47,789
Capital securities(1)	3,150	-	-	-
Total Liabilities	571,465	563,392	563,392	563,392

Stockholders’ equity:
Common stock, par value $0.625 per share; authorized 40,000,000 shares	3,132	4,970	5,136	5,469
Preferred stock, par value $2.00 per share; authorized 10,000,000 shares	-	4,096	4,096	4,096
Additional paid-in capital	7,783	19,308	20,072	21,605
Retained earnings	23,411	23,411	23,411	23,411
Accumulated other comprehensive income (loss)	(490)	(490)	(490)	(490)
Total stockholders’ equity	$33,836	$51,295	$52,225	$54,091

(1)
Reflects the receipt of net proceeds of $15.5 million of the Private Placement in April 2014 and the application thereof to fund the repayment in full of our loan with Community Bankers Bank and of our trust preferred securities, including accrued interest.

PRICE RANGE OF COMMON STOCK

We currently have 40,000,000 authorized shares of common stock, par value $0.625 per share, and 10,000,000 authorized shares of preferred stock, par value $2.00 per share.  As of June 11, 2014 there were 7,684,401 shares of common stock outstanding and 2,048,179 shares of preferred stock outstanding.  Our common stock is quoted on the OTC Bulletin Board under the symbol “HBKA.”  The closing price of our common stock on June 11, 2014 was $4.00.

Following are the high and low prices of sales of common stock known to us, for the periods indicated.

	High	Low	Dividends Per Share
2012: 1st quarter 2nd quarter 3rd quarter 4th quarter	$1.87 2.75 2.75 2.75	$ 1.25 2.00 1.80 1.75	$ - $ - $ - $ -
2013: 1st quarter 2nd quarter 3rd quarter 4th quarter	$ 3.00 3.50 4.00 4.05	$ 1.88 3.00 3.38 3.70	$ - $ - $ - $ -
2014:
1st quarter	$ 4.00	$ 3.70	$ -
2nd quarter (through June 11)	4.00	3.31	$ -

DIVIDEND POLICY

In 2009, we suspended payment of dividends on our common stock.  Under our written agreement with the Federal Reserve Bank of Richmond, we are prohibited from paying dividends on our common stock without prior regulatory approval.  In addition to the restrictions under the written agreement, our future dividend policy is subject to the discretion of our board of directors and will depend upon a number of factors, including future earnings, financial condition, liquidity and capital requirements of both the Company and the Bank, applicable governmental regulations and policies and other factors deemed relevant by our board of directors.

We are organized under the Virginia Stock Corporation Act, which prohibits the payment of a dividend if, after giving it effect, the corporation would not be able to pay its debts as they become due in the usual course of business.   The payment of a dividend is also prohibited if the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved, to satisfy the preferential rights upon dissolution of any preferred shareholders.

We also are subject to certain regulatory requirements to maintain capital at or above regulatory minimums. These regulatory requirements regarding capital affect our dividend policies. The Federal Reserve has indicated that a bank holding company should generally pay dividends only if its earnings for the current period are sufficient to fully fund the dividends, and the prospective rate of earnings retention appears consistent with the organization’s capital needs, asset quality and overall financial condition.

The Company is a legal entity separate and distinct from its subsidiaries.  Its ability to distribute cash dividends will depend primarily on the ability of the Bank to pay dividends to it, and the Bank is subject to laws and regulations that limit the amount of dividends that it can pay. As a state member bank, the Bank is subject to certain restrictions imposed by the reserve and capital requirements of federal and Virginia banking statutes and regulations. Under Virginia law, a bank may not declare a dividend in excess of its undivided profits. Additionally, under Federal Reserve regulations, the Bank may not declare a dividend if the total amount of all dividends, including the proposed dividend, declared by it in any calendar year exceeds the total of its retained net income of that year to date, combined with its retained net income of the two preceding years, unless the dividend is approved by the Federal Reserve.  The Federal Reserve and the Commonwealth of Virginia have the general authority to limit the dividends paid by insured banks if the payment is deemed an unsafe and unsound practice. Both the Commonwealth of Virginia and the Federal Reserve have indicated that paying dividends that deplete a bank’s capital base to an inadequate level would be an unsound and unsafe banking practice.

In addition, the contractual agreements governing our trust preferred securities provide that, if the Company defers interest payments on its trust preferred securities, it may not make cash dividend payments on its common stock during the period such deferral continues.

THE RIGHTS OFFERING

The Subscription Rights

We are distributing to the record holders of our common stock as of 5:00 p.m., Eastern Time, on April 15, 2014, other than our directors and executive officers, non-transferable subscription rights to purchase shares of our common stock at a price of $3.50 per share. The subscription rights entitle the holders of our common stock, other than our directors and executive officers, to purchase an aggregate of approximately 1,064,652 shares of our common stock for an aggregate purchase price of $3,726,282.

As of the record date, there were 5,011,152 shares of common stock outstanding, of which 752,544 were held by our directors and executive officers.  Each holder of record of our common stock, other than our directors and executive officers, will receive one subscription right for each four shares of our common stock owned by such holder as of 5:00 p.m., Eastern Time, on April 15, 2014. Each subscription right entitles the holder to a basic subscription right to purchase shares and an over-subscription privilege.

We are not requiring an overall minimum subscription to complete the rights offering. We may cancel the rights offering at any time for any reason before the rights offering expires. If we cancel the rights offering, we will issue a press release notifying shareholders of the cancellation, and the subscription agent will return all subscription payments to the subscribers, without interest or penalty, as soon as practicable.

Basic Subscription Rights

You may purchase one share of our common stock per basic subscription right, subject to delivery of the required documents and payment of the subscription price of $3.50 per share, before the rights offering expires. You may exercise all or a portion of your basic subscription rights, or you may choose not to exercise any of your subscription rights. If you do not exercise all of your basic subscription rights in full, you will not be entitled to purchase any shares under your over-subscription privilege.

Fractional shares resulting from the exercise of basic subscription rights will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received from subscribing shareholders will be returned, without interest, as soon as practicable following the expiration of the rights offering.

We will issue shares in book-entry form, deliver certificates representing shares or credit your account at your record holder with shares of our common stock that you purchased with your basic subscription rights as soon as practicable following the expiration of the rights offering.

Over-Subscription Privilege

If you purchase all of the shares available to you pursuant to your basic subscription rights, you may also choose to purchase a portion of any shares that our other shareholders do not purchase through the exercise of their basic subscription rights. You should indicate on your rights certificate, or the form provided by your nominee if your shares are held in the name of a nominee, how many additional shares you would like to purchase pursuant to your over-subscription privilege.

If sufficient shares are available, we will seek to honor your over-subscription request in full. If over-subscription requests exceed the number of shares available, however, we will allocate the available shares pro rata among the shareholders exercising the over-subscription privilege in proportion to the number of shares of our common stock that you and the other subscription rights holders have agreed to purchase by exercising the basic subscription privilege. If this pro rata allocation results in any shareholder receiving a greater number of shares than the shareholder subscribed for pursuant to the exercise of the over-subscription privilege, then such shareholder will be allocated only that number of shares for which the shareholder oversubscribed.  We will allocate the remaining shares among all other shareholders exercising the over-subscription privilege.  If you are not allocated the full amount of shares for which you over-subscribe, you will receive a refund of the subscription price, without interest or penalty, that you delivered for those shares of our common stock that are not allocated to you. The subscription agent will mail such refunds as soon as practicable after the completion of the rights offering.

Registrar and Transfer Company, our subscription agent for the rights offering, will determine the over-subscription allocation based on the formula described above.

To properly exercise your over-subscription privilege, you must deliver to the subscription agent the subscription payment related to your over-subscription privilege before the rights offering expires. If you send payment by personal check, payment will not be deemed to have been delivered to the subscription agent until the check has cleared. Because we will not know the total number of unsubscribed shares before the rights offering expires, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares that may be available to you (i.e., the aggregate payment for both your basic subscription rights and for any additional shares you desire to purchase pursuant to your over-subscription privilege).

We can provide no assurances that you will actually be entitled to purchase the number of shares issuable upon the exercise of your over-subscription privilege in full at the expiration of the rights offering. We will not be able to satisfy any orders for shares pursuant to the over-subscription privilege if all of our shareholders exercise their basic subscription rights in full, and we will only honor an over-subscription privilege to the extent sufficient shares are available following the exercise of basic subscription rights. In addition, limitations on the amount of shares that may be subscribed for pursuant to the over-subscription privilege are described below under the heading “—Limitation on the Purchase of Shares.”

To the extent the aggregate subscription price of the actual number of unsubscribed shares available to you pursuant to the over-subscription privilege is less than the amount you actually paid in connection with the exercise of the over-subscription privilege, you will be allocated only the number of unsubscribed shares available to you, and any excess subscription payments will be returned to you, without interest or penalty, as soon as practicable.

To the extent the amount you actually paid in connection with the exercise of the over-subscription privilege is less than the aggregate subscription price of the maximum number of unsubscribed shares available to you pursuant to the over-subscription privilege, you will be allocated the number of unsubscribed shares for which you actually paid in connection with the over-subscription privilege.

Fractional shares resulting from the exercise of the over-subscription privilege will be eliminated by rounding down to the nearest whole shares, with the total subscription payment being adjusted accordingly. Any excess subscription payments received from subscribing shareholders will be returned promptly, without interest or penalty.

We will issue shares in book-entry form, deliver certificates representing shares or credit the account of your record holder with shares of our common stock that you purchased with the over-subscription privilege as soon as practicable after the expiration of the rights offering.

Reasons for the Rights Offering

In April 2014, we entered into the Securities Purchase Agreements with certain institutional and other accredited investors, including our directors and executive officers, to sell $16.5 million of our securities, consisting of 2,673,249 shares of common stock and 2,048,179 shares of our Series A Preferred Stock, each at a price of $3.50 per share, in the Private Placement.  The Private Placement was consummated on April 16, 2014.  We are conducting the rights offering to raise additional capital while giving existing shareholders the opportunity to purchase shares at the same price as the Private Placement and limit their ownership dilution from the Private Placement.

The net proceeds from the Private Placement were approximately $15.5 million, after deducting placement agent commissions to McKinnon and estimated offering expenses.  We used a portion of the net proceeds from the Private Placement to fund the repayment in full of our loan with Community Bankers Bank and intend to use an additional portion to repay our trust preferred securities, including accrued interest.  We intend to use the remaining net proceeds of the Private Placement and of this rights offering for general corporate purposes, which may include improving our regulatory capital position, improving our cost structure and supporting future growth.  See “Use of Proceeds.”

Limitation on the Purchase of Shares

We will not issue shares pursuant to the exercise of basic subscription rights or over-subscription privileges or to any shareholder who, in our sole opinion, together with any other person with whom such shareholder may be aggregated under applicable law, would exceed 4.9% ownership of total outstanding shares of common stock upon completion of the rights offering.  If we elect not to issue shares in such a case, the unissued shares will become available to satisfy over-subscriptions by other shareholders.

As of June 11, 2014, a total of 7,684,401 shares of our common stock were issued and outstanding. If the rights offering is fully subscribed (including through the exercise of over-subscription privileges), there will be 8,749,053 shares of our common stock issued and outstanding after the offering.  There can be no assurance, however, that we will issue all 1,064,652 shares through subscriptions in the rights offering.  Accordingly, we cannot advise you of the number of shares you will be permitted to purchase without exceeding this threshold.  You are urged to consult your own advisors and legal counsel regarding whether you may exceed this threshold or whether share ownership would be aggregated with any other person for purposes of any bank regulation or law.

Insider Participation

Our directors and executive officers participated in the recently completed Private Placement and will not participate in the rights offering.  Our board of directors is making no recommendation regarding your exercise of the subscription rights. You are urged to make your decision based on your own assessment of our common stock, our business and the rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Shares of Our Common Stock Outstanding After the Rights Offering

As of June 11, 2014, a total of 7,684,401 shares of our common stock were issued and outstanding, including 2,673,249 shares that were issued pursuant to the Private Placement after the record date. If the offering is fully subscribed (including through the exercise of over-subscription privileges) then an additional 1,064,652 shares of our common stock will be issued and outstanding after the closing of the offering, for a total of 8,749,053 shares of common stock outstanding. In addition, we issued 2,048,179 shares of Series A Preferred Stock (which shares of Series A Preferred Stock are mandatorily convertible into, subject to adjustment, 2,048,179 shares of common stock in certain circumstances) in the Private Placement.  Assuming full conversion of the Series A Preferred Stock, there would be 10,797,232 shares of our common stock outstanding.  The preceding sentence assumes that, during the rights offering, we issue no other shares of our common stock.

In addition, pursuant to certain contractual rights of the investors in the Private Placement, we could issue up to approximately 354,000 additional shares of common stock and 378,000 additional shares of Series A Preferred Stock to these investors if the rights offering is fully subscribed.  See “—Contractual Rights of the Private Placement Investors.”

Effect of Offering on Existing Shareholders

The issuance of shares in the Private Placement has diluted, and thereby reduced, your proportionate ownership of our common stock. The issuance of additional shares in the rights offering will further dilute, and thereby further reduce, your proportionate ownership in our shares of common stock if you do not exercise your basic subscription rights.

In addition, if the subscription price of the shares is less than the market price of our common stock it will likely reduce the market price per share of shares you already hold.

Contractual Rights of the Private Placement Investors

In the Securities Purchase Agreements in the Private Placement, we agreed to grant preemptive rights to the investors for so long as an investor beneficially owns at least 4.0% of the outstanding shares of our common stock.  Pursuant to these contractual rights, we generally are obligated to offer to these investors, at any time we proposed to make a public or nonpublic offering of any of our equity securities, the opportunity to purchase securities from us, at the same price and on the same terms as proposed to be offered to others, to enable the investor to maintain its proportionate common stock-equivalent interest in the Company.

Following the rights offering, investors in the Private Placement who purchased at least 4.0% of the outstanding shares of our common stock also will have the opportunity pursuant to the Securities Purchase Agreements to purchase an amount of additional shares, at the same price as in the Private Placement and the rights offering, such that the investor would have the same proportionate ownership of our securities as immediately following the closing of the Private Placement.  For example, if an investor in the Private Placement owned 4.9% of our outstanding common stock immediately following the Private Placement, that investor will have the opportunity to purchase an amount of additional shares, following the rights offering, to keep its ownership percentage at 4.9% of our outstanding common stock.  The investors with this contractual right own an aggregate of approximately 24.9% of our common stock and, if the rights offering is fully subscribed through the exercise of subscription rights, we could issue up to approximately 354,000 additional shares of common stock and 378,000 additional shares of Series A Preferred Stock to these investors.  Because we will not know the total number of shares sold in the rights offering until the rights offering expires, or how many investors will exercise their contractual rights, we cannot know how many additional shares will be issued to the investors pursuant to this agreement.  However, the issuance of shares to investors pursuant to their contractual rights could further dilute, and thereby reduce, your proportionate ownership of our common stock.

Closing

We anticipate that the offering will close on or about August 8, 2014.

Cancellation

We may cancel the rights offering at any time and for any reason prior to the time the rights offering expires. If we cancel the rights offering, we will issue a press release notifying shareholders and the public of the cancellation, and all subscription payments will be returned to subscribers, without interest or penalty, as soon as practicable.

Return of Funds

The subscription agent will hold funds received in payment for shares in escrow in a segregated account pending completion of the rights offering.  Because there is no minimum amount required to complete the rights offering, the board of directors may determine to complete the offering through the acceptance of subscriptions properly tendered in the rights offering, or may determine to cancel the offering, for any reason, in its sole discretion.  The subscription agent will hold this money in escrow until the rights offering is completed or is withdrawn and cancelled.  If the rights offering is cancelled for any reason, all subscription payments received from subscribing shareholders will be returned, without interest or penalty, as soon as practicable.

Method of Exercising Subscription Rights

The exercise of subscription rights is irrevocable and may not be cancelled or modified. You may exercise your subscription rights as follows:

Subscription by Registered Holders

If you hold a common stock certificate, the number of shares you may purchase pursuant to your basic subscription rights is indicated on the enclosed rights certificate. You may exercise your subscription rights by properly completing and executing the rights certificate and forwarding it, together with your full payment, to the subscription agent at the address given below under “—Subscription Agent,” to be received before 5:00 p.m., Eastern Time, on August 4, 2014.

Subscription by Beneficial Owners

If you are a beneficial owner of shares of our common stock that are registered in the name of a broker, dealer, custodian bank or other nominee, you will not receive a rights certificate. Instead, the Company will issue one subscription right to the nominee record holder for every four shares of our common stock that you own at the record date. If you are not contacted by your nominee, you should promptly contact your nominee in order to subscribe for shares in the rights offering and follow the instructions provided by your nominee.

Payment Method

Payments must be made in full in U.S. currency by personal check or certified check drawn upon Highlands Bankshares, Inc.’s wholly-owned subsidiary, Highlands Union Bank, and payable to “Registrar and Transfer Company” (acting as Subscription Agent for Highlands Bankshares, Inc., or by wire transfer.

Payment received after the expiration of the rights offering will not be honored, and your payment will be returned to you, without interest, as soon as practicable. The subscription agent will be deemed to receive payment upon:

•	clearance of any uncertified check deposited by the subscription agent; or
•	receipt by the subscription agent of any certified check drawn upon Highlands Bankshares, Inc.’s wholly-owned subsidiary, Highlands Union Bank; or
•	Receipt by the subscription agent of monies through wire transfer.
If you elect to exercise your subscription rights, you should consider using a certified check drawn on Highlands Union Bank or wire transfer to ensure that the subscription agent receives your funds before the rights offering expires. If you send an uncertified check, payment will not be considered received by the subscription agent until the check has cleared.  The clearinghouse may require five or more business days. Accordingly, holders who wish to pay the subscription price by means of an uncertified personal check should make payment sufficiently in advance of the expiration of the rights offering to ensure that the payment is received and clears by that date. If you send a certified check, drawn upon Highlands Union Bank, payment will be deemed to have been received by the subscription agent immediately upon receipt of such instrument.

You should read the instruction letter accompanying the rights certificate carefully and strictly follow it. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS DIRECTLY TO US.  We will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and payment of the full subscription amount. The risk of delivery of all documents and payments is borne by you or your nominee, not by the subscription agent or us.

The method of delivery of rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send those certificates and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the subscription agent and clearance of payment before the rights offering expires.

Your Funds Will Be Held in Escrow Until Shares of Common Stock Are Issued

All checks delivered to the subscription agent will be promptly deposited in a segregated bank account with other payments received from other rights holders and held in escrow until consummation of the rights offering.

Medallion Guarantee May Be Required

Your signature on your rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	you provide on the rights certificate that shares are to be delivered to you as record holder of those subscription rights; or

•	you are an eligible institution.

Missing or Incomplete Subscription Forms or Payment

If you fail to complete and sign the required subscription forms or otherwise fail to follow the subscription procedures that apply to the exercise of your subscription rights before the rights offering expires, the subscription agent will reject your subscription or accept it to the extent of the payment received. Neither we nor our subscription agent undertakes any responsibility or action to contact you concerning an incomplete or incorrect subscription form, nor are we under any obligation to correct such forms. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares under the over-subscription privilege and the elimination of fractional shares. Any excess subscription payments received from subscribing shareholders will be returned, without interest or penalty, as soon as practicable following the expiration of the rights offering.

Expiration Date

The subscription period, during which you may exercise your subscription rights, expires at 5:00 p.m., Eastern Time, on August 4, 2014, which is the expiration of the rights offering. If you do not exercise your subscription rights before that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue shares to you if the subscription agent receives your rights certificate or your subscription payment after that time. We have the option to extend the rights offering, although we do not presently intend to do so. We may extend the rights offering by giving oral or written notice to the subscription agent before the rights offering expires, but in no event will we extend the rights offering beyond September 3, 2014. If we elect to extend the rights offering, we will issue a press release announcing the extension no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced expiration date of the rights offering.

If you hold your shares of common stock in the name of a broker, dealer, custodian bank or other nominee, the nominee will exercise the subscription rights on your behalf in accordance with your instructions. Please note that the nominee may establish a deadline that may be before the 5:00 p.m., Eastern Time, August 4, 2014, which is the expiration date that we have established for the rights offering.

Subscription Agent

The subscription agent for this offering is Registrar and Transfer Company. The address to which rights certificates and payments should be mailed or delivered by overnight courier is provided below. If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the subscription agent and clearance or payment before the rights offering expires. Do not send or deliver these materials to us or the Bank.

Registrar and Transfer Company
Attention:  REORG Department
10 Commerce Drive
Cranford, NJ 07016

If you deliver subscription documents or rights certificates in a manner different than that described in this prospectus, we may not honor the exercise of your subscription rights.

Information Agent

The information agent for this offering is Registrar and Transfer Company.  If you have any questions regarding the rights offering, completing a rights certificate or submitting a payment in the rights offering, please contact Registrar and Transfer Company at (800) 368-5948.

If you have any questions about the Company, please contact us at (276) 628-9181.

No Fractional Shares

All shares will be sold at a purchase price of $3.50 per share. We will not issue fractional shares. Fractional shares resulting from the exercise of the basic subscription rights and the over-subscription privileges will be eliminated by rounding down to the nearest whole shares. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Notice to Nominees

If you are a broker, custodian bank or other nominee holder that holds shares of our common stock for the account of others on the record date, you should notify the beneficial owners of the shares for whom you are the nominee of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owners of our common stock. If a beneficial owner of our common stock so instructs, you should complete the rights certificate and submit it to the subscription agent with the proper subscription payment by the expiration date. You may exercise the number of subscription rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification,” which is provided with your rights offering materials. If you did not receive this form, you should contact the Company’s information agent to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of our common stock and will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your nominee act for you, as described above. To indicate your decision with respect to your subscription rights, you should follow the instructions of your nominee. If you wish instead to obtain a separate rights certificate, you should contact your nominee as soon as possible and request that a rights certificate be issued to you. You should contact your nominee if you do not receive notice of the rights offering, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the notice by mail or otherwise from your nominee or if you receive notice without sufficient time to respond to your nominee by the deadline established by your nominee, which may be before the 5:00 p.m., Eastern Time, August 4, 2014, expiration date.

Non-Transferability of Subscription Rights

The subscription rights granted to you are non-transferable and non-tradable; therefore, you may not sell, transfer or assign your subscription rights to anyone. The subscription rights will not be quoted on the OTC Bulletin Board or listed on any stock exchange or market. The shares of our common stock issuable upon exercise of the subscription rights will be quoted on the OTC Bulletin Board.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless we waive them in our sole discretion. Neither we nor the subscription agent is under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or cancel the rights offering, only when the subscription agent receives a properly completed and duly executed rights certificate and any other required documents and the full subscription payment including final clearance of any uncertified check. Our interpretations of the terms and conditions of the rights offering will be final and binding.

Shareholder Rights

You will have no rights as a holder of the shares of our common stock you purchase in the rights offering until shares are issued in book-entry form, certificates representing the shares of our common stock are issued to you, or your account at your nominee is credited with the shares of our common stock purchased in the rights offering.

No Revocation or Change

Once you submit the rights certificate or have instructed your nominee of your subscription request, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase shares at the subscription price.

Foreign Shareholders

We will not mail this prospectus or rights certificates to shareholders with addresses that are outside the United States or that have a military post office or a foreign post office address. The subscription agent will hold these rights certificates for their account. To exercise subscription rights, our foreign shareholders must notify the subscription agent prior to 11:00 a.m., Eastern Time, at least three business days prior to the expiration of the rights offering and demonstrate to the satisfaction of the subscription agent that the exercise of such subscription rights does not violate the laws of the jurisdiction of such shareholder.

U.S. Federal Income Tax Treatment of Rights Distribution

For U.S. federal income tax purposes, you should not recognize income or loss upon receipt or exercise of these subscription rights to purchase our shares for the reasons described below in “Certain U.S. Federal Income Tax Consequences.”

No Recommendation to Rights Holders

Our board of directors is not making a recommendation regarding your exercise of the subscription rights. Shareholders who exercise subscription rights risk investment loss on money invested. The market price for our common stock may decline to a price that is less than the subscription price and, if you purchase shares at the subscription price, you may not be able to sell the shares in the future at the same price or a higher price. You should make your decision based on your assessment of our business and financial condition, our prospects for the future and the terms of this rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

DESCRIPTION OF CAPITAL STOCK

The following description is a summary of the material provisions of our articles of incorporation, as amended, and bylaws, as amended. Copies of our articles of incorporation and bylaws have been filed with the SEC and are incorporated into this prospectus.

General

Our authorized capital stock consists of 40,000,000 shares of common stock, par value $0.625 per share, and 10,000,000 shares of preferred stock, par value $2.00 per share. As of June 11, 2014, there were 7,684,401 shares of common stock outstanding and 2,048,179 shares of preferred stock outstanding.

Common Stock

Dividend Rights. We may pay dividends as declared from time to time by the board out of funds that are legally available, subject to certain restrictions imposed by state and federal laws.

Voting Rights. In all elections of directors, a shareholder has the right to cast one vote for each share of stock held by him or her for as many persons as there are directors to be elected. We do not have cumulative voting rights. On any other question to be determined by a vote of shares at any meeting of shareholders, each shareholder is entitled to one vote for each share of stock held by him or her and entitled to vote.

Preemptive Rights. Our articles of incorporate and bylaws do not provide holders of common stock with preemptive rights with respect to issues of common stock. Accordingly, your share ownership may be diluted if the board decides to issue additional stock in the future.

We have contractually agreed with certain of our investors in the Private Placement to grant preemptive rights to them.  See “The Rights Offering—Contractual Rights of the Private Placement Investors.”

Liquidation Rights. Upon liquidation, after payment of all creditors, the remaining assets of our company would be distributed to the holders of common stock on a pro-rata basis, subject to the rights of the holders of any shares of our preferred stock that may be issued from time to time.

Calls and Assessments. All common stock outstanding is fully paid and non-assessable.

The transfer agent and registrar for our common stock is Registrar and Transfer Company, Cranford, New Jersey.

Preferred Stock

Our board of directors may, from time to time, by action of a majority, issue shares of the authorized, undesignated preferred stock, in one or more class or series. In connection with any such issuance, our board of directors may by resolution determine the designation, voting rights, preferences as to dividends, in liquidation or otherwise, participation, redemption, sinking fund, conversion, dividend or other special rights or powers, and the limitations, qualifications and restrictions of such shares of preferred stock.  As of the date hereof, our board of directors has created or designated one class or series of preferred stock consisting of 2,500,000 shares of Series A Preferred Stock.

Series A Preferred Stock.

The rights, privileges and preferences of the Series A Preferred Stock are set forth in Articles of Amendment that create a new Paragraph E of Article II of the Company’s Articles of Incorporation. Set forth below is a summary of the material rights, preferences and privileges of the Series A Preferred Stock. The summary is not intended to be complete and is qualified in its entirety by reference to the form of Articles of Amendment, which are filed as an exhibit to the registration statement of which this prospectus forms a part. You are urged to read the Articles of Amendment in their entirety.

General.  The Series A Preferred Stock is a series of non-voting mandatorily convertible non-cumulative preferred stock, par value $2.00 per share. The Series A Preferred Stock has no maturity date. The Articles of Amendment authorize the Company to issue up to 2,500,000 shares of Series A Preferred Stock, of which 2,048,179 were issued to Tricadia in the Private Placement.

Ranking.  The Series A Preferred Stock will rank subordinate and junior to all future issuances of preferred stock other than those which, by their respective terms, rank pari passu with or junior to the Series A Preferred Stock, and shall rank pari passu with the common stock with respect to all terms (other than voting), including, the payment of dividends or distributions, and payments and rights upon liquidation, winding up and dissolution.

Dividends. Holders of Series A Preferred Stock are entitled to receive when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, out of funds legally available therefor, non-cumulative dividends in the same per share amount as the dividends paid on a share of common stock.  The Company will not pay any dividends with respect to its common stock unless an equivalent dividend also is paid to the holders of the Series A Preferred Stock.

Conversion Rights. Each share of Series A Preferred Stock is convertible into one share of the Company’s common stock, subject to adjustment as set forth in the Articles of Amendment, automatically in the hands of a transferee immediately upon the consummation of a Permissible Transfer. A “Permissible Transfer” is either (i) to an affiliate of the holder or to the Company, (ii) in a widespread public distribution of common stock or Series A Preferred Stock, (iii) in which no transferee (or group of affiliated transferees) would, after giving effect to such transfer, own 2% or more of any class of voting securities of the Company, or (iv) to a transferee that would control more than a majority of the voting securities of the Company (not including voting securities such person is acquiring from the transferor).

Voting Rights. The holders of the Series A Preferred Stock will not have voting rights other than those described below, except to the extent specifically required by Virginia law. Under the Articles of Amendment, we must receive the approval of the holders of a majority of the number of shares of Series A Preferred Stock outstanding, voting as a separate class, for effecting or validating any amendment, alteration or repeal (including by means of a merger, consolidation or otherwise) of any provision of our articles of incorporation (including the Articles of Amendment) that would alter or change the rights, preferences or privileges of the Series A Preferred Stock so as to affect them adversely.

Preemptive Rights. The Series A Preferred Stock does not entitle the holders thereof to any preemptive rights.  However, we have contractually agreed with certain of our investors in the Private Placement to grant preemptive rights to them.  See "The Rights Offering - Contractual Rights of the Private Placement Investors."

Certain Provisions of Our Articles of Incorporation and Bylaws and Virginia Law

General. The following is a summary of the material provisions of our articles of incorporation and bylaws that address matters of corporate governance and the rights of shareholders. Certain of these provisions may delay or prevent takeover attempts not first approved by our board of directors (including takeovers which certain shareholders may deem to be in their best interests). These provisions also could delay or frustrate the removal of incumbent directors or the assumption of control by certain shareholders.

Issuance of Additional Shares. Our board of directors may issue additional authorized shares of our capital stock to deter future attempts to gain control of the Company, and the board has the authority to determine the terms of any one or more series of preferred stock, such as voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the board has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a merger or other transaction by which a third party seeks control, and thereby assist the incumbent board of directors and management to retain their respective positions.

No Cumulative Voting.  Our articles of incorporation do not provide for cumulative voting in the election of directors.

Advance Notice for Shareholder Proposals or Nominations at Meetings.  Our bylaws also prescribe the procedure a shareholder must follow to nominate directors or to bring other business before shareholders’ meetings. For a shareholder to nominate a candidate for director or to bring other business before a meeting, notice must be received by us not less than 60 days and not more than 90 days prior to the date of the meeting; provided, that if less than 70 days’ notice or prior public disclosure of the meeting date is given, then the shareholder’s notice must be received by us not less than 10 days following our notice or public disclosure.  Notice of a nomination for director must describe various matters regarding the nominee and the shareholder giving the notice.  Notice of other business to be brought before the meeting must include a description of the proposed business, the reasons therefor and other specified matters.

Effects of Virginia Anti-Takeover Statutes.

The Virginia Stock Corporation Act contains provisions governing “Affiliated Transactions.” Affiliated Transactions include certain mergers and share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an Interested Shareholder (as defined below), or reclassifications, including reverse stock splits, recapitalizations or mergers of the corporation with its subsidiaries which have the effect of increasing the percentage of voting shares beneficially owned by an Interested Shareholder by more than 5%. For purposes of the Virginia Stock Corporation Act, an “Interested Shareholder” is generally defined as any beneficial owner of more than 10% of any class of the voting securities of a Virginia corporation.

Subject to certain exceptions discussed below, the provisions governing Affiliated Transactions require that, for three years following the date upon which any shareholder becomes an Interested Shareholder, a Virginia corporation cannot engage in an Affiliated Transaction with such Interested Shareholder unless approved by the affirmative vote of the holders of two-thirds of the voting shares of the corporation, other than the shares beneficially owned by the Interested Shareholder, and by a majority (but not less than two) of the “Disinterested Directors.” A Disinterested Director means, with respect to a particular Interested Shareholder, a member of a corporation’s board of directors who (i) was a member before the later of January 1, 1988 and the date on which an Interested Shareholder became an Interested Shareholder and (ii) was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the board. At the expiration of the three-year period, these provisions require approval of Affiliated Transactions by the affirmative vote of the holders of two-thirds of the voting shares of the corporation, other than those beneficially owned by the Interested Shareholder.

The principal exceptions to the special voting requirement apply to Affiliated Transactions occurring after the three-year period has expired and require either that the transaction be approved by a majority of the Disinterested Directors or that the transaction satisfy certain fair price requirements. In general, the fair price requirements provide that the shareholders must receive the highest per share price for their shares as was paid by the Interested Shareholder for his shares or the fair market value of their shares, whichever is higher. They also require that, during the three years preceding the announcement of the proposed Affiliated Transaction, all required dividends have been paid and no special financial accommodations have been accorded the Interested Shareholder unless approved by a majority of the Disinterested Directors.

None of the foregoing limitations and special voting requirements applies to an Affiliated Transaction with an Interested Shareholder whose acquisition of shares making such person an Interested Shareholder was approved by a majority of the corporation’s Disinterested Directors.

These provisions were designed to deter certain takeovers of Virginia corporations. In addition, the statute provides that, by affirmative vote of a majority of the voting shares other than shares owned by any Interested Shareholder, a corporation may adopt, by meeting certain voting requirements, an amendment to its articles of incorporation or bylaws providing that the Affiliated Transactions provisions shall not apply to the corporation. We have not adopted such an amendment.

The Virginia Stock Corporation Act also contains provisions regulating certain “control share acquisitions,” which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a public corporation in Virginia to meet or exceed certain threshold percentages (20%, 33 1/3% or 50%) of the total votes entitled to be cast for the election of directors. Shares acquired in a control share acquisition have no voting rights unless: (i) the voting rights are granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation, or (ii) the articles of incorporation or bylaws of the corporation provide that these Virginia law provisions do not apply to acquisitions of its shares. The acquiring person may require that a special meeting of the shareholders be held to consider the grant of voting rights to the shares acquired in the control share acquisition. These provisions also were designed to deter certain takeovers of Virginia public corporations.

Indemnification of Directors and Officers

Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia, as amended (the “Code”), permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his or her good faith belief that he or she has met the standard of conduct prescribed by the Code and furnishes the corporation with a written undertaking to repay any funds advanced if it is ultimately determined that the director has not met the relevant standard of conduct.  To meet this standard of conduct, the Code provides that the director must have conducted himself in good faith and believed, in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in its best interests and, in the case of other conduct, was not opposed to its best interests.  In the case of any criminal proceeding, the director must not have had reasonable cause to believe such conduct was unlawful.  In addition, a corporation is permitted to indemnify a director or officer against liability incurred in a proceeding if a determination has been made by the disinterested members of the board of directors, special legal counsel or shareholders that the director or officer conducted himself or herself in good faith and otherwise met the required standard of conduct. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director or officer has met the relevant standard of conduct. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that he or she improperly received a personal benefit. Corporations are given the power to make any other or further indemnity, including advancement of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification against the reasonable expenses incurred by a director or officer is mandatory when he or she entirely prevails in the defense of any proceeding to which he or she is a party because he or she is or was a director or officer.

We are a Virginia corporation. Article III of our articles of incorporation contains provisions indemnifying our directors and officers to the full extent permitted by Virginia law.

PLAN OF DISTRIBUTION

We are offering 1,064,652 common shares to our shareholders of record, other than our directors and executive officers, as of April 15, 2014 through the distribution to those shareholders of non-transferable rights to purchase additional shares for every share each shareholder beneficially owned on such date. The subscription price in the rights offering is $3.50 per share.

Shareholders who exercise their rights in full may oversubscribe for additional shares, if available, subject to our right to accept or reject, in whole or in part, any oversubscription. If accepted oversubscriptions exceed the shares available in the rights offering, the available shares will be allocated among the over-subscribers that we accept. This allocation will be based upon the available shares pro rata among the shareholders exercising the over-subscription privilege in proportion to the number of shares of our common stock that you and the other subscription rights holders have agreed to purchase by exercising the basic subscription rights.

Shareholders who purchase stock in the rights offering will receive new shares as soon as practicable after the rights offering.  Unless you request a stock certificate, shares will be issued in book-entry form or your account with your nominee will be credited with the shares.  If you request a stock certificate, we will mail you a stock certificate as soon as practicable after the rights offering.

We have engaged McKinnon, a broker-dealer registered with the Financial Industry Regulatory Authority, as our financial advisor in connection with this offering.  In its capacity as our financial advisor, McKinnon provided advice to us regarding the structure of the rights offering.  McKinnon is not engaged in the solicitation or distribution of the rights offering.  In addition, McKinnon served as the placement agent for the private placement and, in its capacity as such, assisted us in marketing the Private Placement and negotiating with the investors in the Private Placement.

As compensation for its financial advisory services rendered in connection with the structuring of the rights offering, we have agreed to pay McKinnon a $15,000 fee.  In connection with the Private Placement, we paid to McKinnon a commission equal to 4.0% of the aggregate sales price of the shares of common stock sold in the Private Placement (other than for shares sold to our directors and executive officers, for which we paid a commission equal to 1.0% of the sales price).  The commission received by McKinnon for the Private Placement was approximately $640,000.  In addition, we have agreed to pay McKinnon a fee of 4.0% of the aggregate sales price of any additional shares that we may sell to the Private Placement investors following the rights offering.  We also agreed to reimburse McKinnon for its reasonable out-of-pocket expenses pertaining to its engagement. Neither McKinnon nor any other broker-dealer is acting as an underwriter in the rights offering nor will McKinnon or any other broker-dealer be obligated to purchase any shares of our common stock in the rights offering. We have agreed to indemnify McKinnon against certain liabilities and expenses in connection with its engagement, including certain potential liabilities under the federal securities laws.

In the Private Placement, McKinnon purchased for its own account 186,000 shares of our common stock at the same price and on the same terms as other investors.  Pursuant to FINRA Rule 5110(g)(1), these shares may not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the rights offering, except the transfer of any security:

•	by operation of law or by reason of our reorganization;
•
to any FINRA member participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction described above for the remainder of the time period;

•	if the aggregate amount of our securities held by McKinnon or a related person do not exceed 1% of the securities being offered;
•
that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or

•	upon the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period.

McKinnon may in the future provide other investment banking services to us and will receive compensation for such services. In the ordinary course of its business as a broker-dealer, McKinnon may also purchase securities from and sell securities to us and may actively trade our equity or debt securities for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

The price of the shares offered in the rights offering was determined by us after consultation with our financial advisor and is based on a variety of factors including the need to offer the shares at a price that would be attractive to investors relative to the then current trading price for our common stock, historical and current trading prices for our common stock, general conditions in the financial services industry, the need for capital and alternatives available to us for raising capital, potential market conditions, and the desire to provide an opportunity to our shareholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, the pricing committee also reviewed our history and prospects, including our past and present earnings, our prospects for future earnings, and the outlook for our industry, our current financial condition and regulatory status and a range of discounts to market value represented by the subscription prices in various prior rights offerings.

We have agreed to pay the subscription agent customary fees plus certain expenses in connection with the rights offering.  Except as described in this section, we are not paying any other commissions, underwriting fees or discounts in connection with the rights offering.  Some of our employees may solicit responses from you as a holder of subscription rights, but we will not pay our employees any commissions or compensation for these services other than their normal employment compensation.  We estimate that our expenses in connection with the rights offering will be approximately $97,000, including the advisory fee to McKinnon.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion sets forth our management's understanding of certain United States federal income tax consequences to U.S. holders (as defined below) of the receipt and ownership of the subscription rights acquired in the rights offering and the ownership of shares of common stock received upon exercise of the subscription rights or, if applicable, upon exercise of the over-subscription privilege. This discussion is based upon the provisions of the United States Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated by the Treasury Department thereunder, and administrative rulings and judicial decisions, in each case as of the date hereof. These authorities are subject to differing interpretations and may be changed, perhaps retroactively, resulting in United States federal income tax consequences different from those discussed below. We have not sought any ruling from the United States Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions. This discussion applies only to U.S. holders who acquire the subscription rights in the rights offering. Further, this discussion assumes that the subscription rights or shares of common stock issued upon exercise of the subscription rights or, if applicable, the over-subscription privilege will be held as capital assets within the meaning of Section 1221 of the Code. In addition, this summary does not address all tax considerations that may be applicable to your particular circumstances or to you if you are a U.S. holder that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	regulated investment companies;

•	real estate investment trusts;

•	dealers in securities or commodities;

•	traders in securities that elect to use a mark-to-market method of accounting for securities holdings;

•	tax-exempt organizations;

•	persons liable for alternative minimum tax;

•	persons that hold shares of common stock as part of a straddle or a hedging or conversion transaction;

•	partnerships or other entities treated as partnerships for United States federal income tax purposes; or

•	persons whose “functional currency” is not the United States dollar.

You are a U.S. holder if you are a beneficial owner of subscription rights or shares of common stock and you are:

•	an individual citizen or resident of the United States,

•
a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•
a trust if it (1) is subject to the primary supervision of a court within the United States and one or more “United States persons,” as defined in the Code, have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Department regulations to be treated as a United States person.

If a partnership (including any entity treated as a partnership for United States federal income tax purposes) receives the subscription rights or holds shares of common stock received upon exercise of the subscription rights or the over-subscription privilege, the tax treatment of a partner in a partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership should consult its own tax advisor as to the United States federal income tax consequences of the receipt and ownership of the subscription rights or the ownership of shares of common stock received upon exercise of the subscription rights or, if applicable, upon exercise of the over-subscription privilege.

This discussion addresses only certain aspects of United States federal income taxation. You should consult your own tax advisor regarding the United States federal, state, local, non-U.S. and other tax consequences of the receipt and ownership of the subscription rights acquired in the rights offering and the ownership of shares of common stock received upon exercise of the subscription rights or, if applicable, upon exercise of the over subscription privilege.

Taxation of Subscription Rights

Receipt of Subscription Rights

Your receipt of subscription rights in the rights offering should be treated as a nontaxable distribution for United States federal income tax purposes. The discussion below assumes that the receipt of subscription rights will be treated as a nontaxable distribution.

Tax Basis and Holding Period of Subscription Rights

Your tax basis of the subscription rights for United States federal income tax purposes will depend on the fair market value of the subscription rights you receive and the fair market value of your existing shares of common stock on the date you receive the subscription rights.

·	If the fair market value of the subscription rights you receive is 15% or more of the fair market value of your existing shares of common stock on the date you receive the subscription rights, then you must allocate the tax basis of your existing shares of common stock between the existing shares of common stock and the subscription rights you receive in proportion to their respective fair market values determined on the date you receive the subscription rights.

·	If the fair market value of the subscription rights you receive is less than 15% of the fair market value of your existing shares of common stock on the date you receive the subscription rights, the subscription rights will be allocated a zero tax basis, unless you elect to allocate the tax basis of your existing shares of common stock between the existing shares of common stock and the subscription rights you receive in proportion to their respective fair market values determined on the date you receive the subscription rights. If you choose to allocate the tax basis between your existing shares of common stock and the subscription rights, you must make this election on a statement included with your United States federal income tax return for the taxable year in which you receive the subscription rights. Such an election is irrevocable.

The fair market value of the subscription rights on the date the subscription rights are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights on that date. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including any difference between the subscription price of the subscription rights and the trading price of our common stock on the date that the subscription rights are distributed, the length of the period during which the subscription rights may be exercised and the fact that the subscription rights are non-transferable.

Your holding period of the subscription rights will include your holding period of the shares of common stock with respect to which the subscription rights were distributed.

Exercise of Subscription Rights

You generally will not recognize gain or loss upon exercise of the subscription rights. The tax basis of the shares of common stock you receive upon exercise of the subscription rights or, if applicable, upon exercise of the over-subscription privilege generally will equal the sum of (i) the subscription price and (ii) the tax basis, if any, of the subscription rights as determined above. Your holding period of the shares of common stock you receive upon exercise of the subscription rights or, if applicable, upon exercise of the over-subscription privilege will begin on the date the subscriptions rights are exercised.

Expiration of Subscription Rights

If you do not exercise the subscription rights, you should not recognize a capital loss for United States federal income tax purposes and any portion of the tax basis of your existing shares of common stock previously allocated to the subscription rights not exercised will be re-allocated to the existing common stock.

Taxation of Common Stock

Distributions with respect to shares of common stock received upon exercise of the subscription rights or the over-subscription privilege will be taxable as dividend income when actually or constructively received to the extent of our current or accumulated earnings and profits, if any, as determined for United States federal income tax purposes. To the extent that the amount of a distribution exceeds our current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital to the extent of your adjusted tax basis of such shares of common stock and thereafter as capital gain.

Subject to certain exceptions for short-term and hedged positions, distributions constituting dividend income received by certain non-corporate U.S. holders, including individuals, in respect of the shares of common stock in taxable years beginning before January 1, 2014 are generally taxed at a maximum rate of 20%. Similarly, subject to similar exceptions for short-term and hedged positions, distributions on the shares of common stock constituting dividend income paid to U.S. holders that are domestic corporations generally will qualify for the dividends-received deduction. You should consult your own tax advisor regarding the availability of the reduced dividend tax rate and the dividends-received deduction in light of your particular circumstances.

If you sell or otherwise dispose of any shares of the common stock, you will generally recognize capital gain or loss equal to the difference between your amount realized and your adjusted tax basis of such shares of common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period for such shares of common stock is more than one year. Long-term capital gain of a non-corporate U.S. holder, including individuals, that is recognized in taxable years beginning before January 1, 2014 is generally taxed at a maximum rate of 20%. The deductibility of capital losses is subject to limitations.

Certain U.S. holders that are individuals, estates, and trusts must pay a 3.8% tax (the “Medicare Tax”) on the lesser of the U.S. person’s (1) “net investment income” or “undistributed net investment income” in the case of an estate or trust and (2) the excess of modified adjusted gross income over a certain specified threshold for the taxable year.  “Net investment income” generally includes income from interest, dividends, and net gains from the disposition of property (such as the securities) unless such income or net gains are derived in the ordinary course of a trade or business (other than a trade or business that is a passive activity with respect to the taxpayer or a trade or business of trading in financial instruments or commodities).  Net investment income may be reduced by allowable deductions properly allocable to such gross income or net gain.  Depending on your circumstances, any interest earned or deemed earned on the securities and any gain on sale or other taxable disposition of the securities may be subject to the Medicare Tax.  If you are an individual, estate, or trust, you are urged to consult with your tax advisor regarding application of Medicare Tax to your income and gains in respect of your investment in the securities.

Information Reporting and Backup Withholding

In general, payments made in the United States or through certain United States related financial intermediaries with respect to the ownership and disposition of the shares of common stock will be required to be reported to the IRS unless you are a corporation or other exempt recipient and, when required, demonstrate this fact. In addition, you may be subject to a backup withholding tax (currently at a rate of 28%) on such payments unless you (i) are a corporation or other exempt recipient and when required, demonstrate this fact or (ii) provide a taxpayer identification number and otherwise comply with applicable certification requirements.

You should consult your own tax advisor regarding your qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and you may use amounts withheld as a credit against your United States federal income tax liability or may claim a refund so long as you timely provide certain information to the IRS.

THIS DISCUSSION IS INCLUDED FOR YOUR GENERAL INFORMATION ONLY. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO YOU OF THIS RIGHTS OFFERING IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, INCLUDING ANY STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

EXPERTS

Our consolidated financial statements as of December 31, 2013 and 2012 and for each of the years in the two-year period ended December 31, 2013, have been incorporated by reference in this prospectus in reliance upon the report of Brown, Edwards & Company, L.L.P., registered independent public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares of our common stock offered and certain other legal matters will be passed upon for Highlands Bankshares, Inc. by the law firm of Williams Mullen, Richmond, Virginia.

Up to 1,064,652 Shares of

HIGHLANDS BANKSHARES INC.

COMMON STOCK

_______________

PROSPECTUS
_______________

                          , 2014

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.                                Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by the Registrant, other than estimated underwriting discounts and commissions, in connection with this offering.  All amounts shown are estimates except for the SEC registration fee.

Securities and Exchange Commission Registration Fee	$ 480
Accounting Fees and Expenses	10,000
Legal Fees and Expenses	50,000
Transfer Agent Fees and Expenses	20,000
Miscellaneous	1,500
Total	$ 81,980

Item 14.                                Indemnification of Directors and Officers

Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia, as amended (the “Code”), permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his or her good faith belief that he or she has met the standard of conduct prescribed by the Code and furnishes the corporation with a written undertaking to repay any funds advanced if it is ultimately determined that the director has not met the relevant standard of conduct.  To meet this standard of conduct, the Code provides that the director must have conducted himself in good faith and believed, in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in its best interests and, in the case of other conduct, was not opposed to its best interests.  In the case of any criminal proceeding, the director must not have had reasonable cause to believe such conduct was unlawful.  In addition, a corporation is permitted to indemnify a director or officer against liability incurred in a proceeding if a determination has been made by the disinterested members of the board of directors, special legal counsel or shareholders that the director or officer conducted himself or herself in good faith and otherwise met the required standard of conduct. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director or officer has met the relevant standard of conduct. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that he or she improperly received a personal benefit. Corporations are given the power to make any other or further indemnity, including advancement of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification against the reasonable expenses incurred by a director or officer is mandatory when he or she entirely prevails in the defense of any proceeding to which he or she is a party because he or she is or was a director or officer.

The Registrant is a Virginia corporation. Article III of the Registrant’s articles of incorporation contains provisions indemnifying directors and officers of the Registrant to the full extent permitted by Virginia law.

Item 15.                                Recent Sales of Unregistered Securities

On April 3 and 14, 2014, we entered into Securities Purchase Agreements with certain institutional and other accredited investors, including our directors and executive officers, to sell 2,673,249 newly issued shares of the Company’s common stock and 2,048,179 shares of Series A Convertible Perpetual Preferred Stock, each at a purchase price of $3.50 per share, in a private placement (the “Private Placement”).  The shares were offered and sold pursuant to an exemption from the registration requirements of the Securities Act in reliance on Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder.  McKinnon & Company, Inc. served as Placement Agent with respect to the Private Placement and received compensation of approximately $640,000 in the aggregate upon the closing of the Private Placement.

Item 16.                                Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Company’s Form 10-Q for the quarter ended March 31, 2009).
3.2
 Articles of Amendment to the Amended and Restated Articles of Incorporation designating the terms of the Series A Preferred Stock (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed April 16, 2014).

3.3	Bylaws (incorporated herein by reference to Exhibit 3.2 to the Registration Statement on Form 8-A, File No. 000-27622, filed with the Commission on January 26, 1996).
4.1	Form of Subscription Rights Certificate.*
5.1	Opinion of Williams Mullen.*
10.1	Highlands Union Bank 1995 Stock Option Plan (incorporated herein by reference to Exhibit 10.1 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2002).
10.2	Highlands Bankshares, Inc. 2006 Equity Compensation Plan (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Commission on September 20, 2006).
10.3
Written Agreement, dated October 13, 2010, between Highlands Bankshares, Inc., Highlands Union Bank and the Federal Reserve Bank of Richmond (incorporated herein by reference to Exhibit 10.1 to the Current Report on  Form 8-K filed with the  Commission on October 19, 2010).

10.4
Securities Purchase Agreement, dated April 14, 2014, between Highlands Bankshares, Inc. and TNH Financials Fund, L.P. (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed April 16, 2014).

10.5
Form of Securities Purchase Agreement, dated April 14, 2014, between Highlands Bankshares, Inc. and certain accredited investors (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K filed April 16, 2014).

10.6
Form of Securities Purchase Agreement, dated April 14, 2014, between Highlands Bankshares, Inc. and certain accredited investors (incorporated herein by reference to Exhibit 10.3 to the Current Report on Form 8-K filed April 16, 2014).

10.7
Form of Securities Purchase Agreement, dated April 3, 2014, between Highlands Bankshares, Inc. and certain directors and executive officers (incorporated herein by reference to Exhibit 10.4 to the Current Report on Form 8-K filed April 16, 2014).

10.8	Form of Director Indemnification Agreement (incorporated herein by reference to Exhibit 10.5 to the Current Report on Form 8-K filed April 16, 2014).
21	Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013).
23.1	Consent of Brown, Edwards & Company, L.L.P.**
23.2	Consent of Williams Mullen (included in Exhibit 5.1).*
24.1	Power of Attorney (included on the signature page to the Registration Statement on Form S-1, filed with the SEC on April 17, 2014).*
99.1	Form of Instruction for Use of Subscription Rights Certificates.*
99.2	Form of Letter to Shareholders Who Are Record Holders.*

99.3	Form of Letter to Nominee Holders Whose Clients are Beneficial Holders.*
99.4	Form of Letter to Clients of Nominee Holders.*
99.5	Form of Nominee Holder Certification.*
99.6	Form of Beneficial Owner Election Form.*
99.7	Subscription Agent Agreement.*
*Previously filed.
**Filed herewith

Item 17.                                Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6) For the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to rule 424(b)(1), or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Washington County, Commonwealth of Virginia, on June 12, 2014.

HIGHLANDS BANKSHARES, INC

By:	/s/ Samuel L. Neese
Samuel L. Neese
Executive Vice President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Samuel L. Neese
Samuel L. Neese	Executive Vice President and Chief Executive Officer (Principal Executive Officer)	June 12, 2014
/s/ Robert M. Little, Jr.
Robert M. Little, Jr.	Chief Financial Officer (Principal Financial Officer)	June 12, 2014
/s/ James R. Edmondson
James R. Edmondson	Vice President of Accounting (Principal Accounting Officer)	June 12, 2014
*
James D. Morefield	Chairman, Director	June 12, 2014
*
Dr. James D. Moore, Jr.	President, Director	June 12, 2014
*
J. Carter Lambert	Vice Chairman, Director	June 12, 2014
*
E. Craig Kendrick	Director	June 12, 2014
*
Clydes B. Kiser	Director	June 12, 2014
*
Charles P. Olinger	Director	June 12, 2014
*
Edward M. Rosinus	Director	June 12, 2014
*
H. Ramsey White, Jr.	Director	June 12, 2014

* Samuel L. Neese, by signing his name hereto, signs this document on behalf of each of the persons indicated by an asterisk above pursuant to the powers of attorney duly executed by such persons and filed with the SEC as Exhibit 24.1 to the Registration Statement on Form S-1, filed with the SEC on April 17, 2014.

/s/ Samuel L. Neese
Samuel L. Neese

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Company’s Form 10-Q for the quarter ended March 31, 2009).
3.2
 Articles of Amendment to the Amended and Restated Articles of Incorporation designating the terms of the Series A Preferred Stock (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed April 16, 2014).

3.3	Bylaws (incorporated herein by reference to Exhibit 3.2 to the Registration Statement on Form 8-A, File No. 000-27622, filed with the Commission on January 26, 1996).
4.1	Form of Subscription Rights Certificate.*
5.1	Opinion of Williams Mullen.*
10.1	Highlands Union Bank 1995 Stock Option Plan (incorporated herein by reference to Exhibit 10.1 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2002).
10.2	Highlands Bankshares, Inc. 2006 Equity Compensation Plan (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Commission on September 20, 2006).
10.3
Written Agreement, dated October 13, 2010, between Highlands Bankshares, Inc., Highlands Union Bank and the Federal Reserve Bank of Richmond (incorporated herein by reference to Exhibit 10.1 to the Current Report on  Form 8-K filed with the  Commission on October 19, 2010).

10.4
Securities Purchase Agreement, dated April 14, 2014, between Highlands Bankshares, Inc. and TNH Financials Fund, L.P. (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed April 16, 2014).

10.5
Form of Securities Purchase Agreement, dated April 14, 2014, between Highlands Bankshares, Inc. and certain accredited investors (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K filed April 16, 2014).

10.6
Form of Securities Purchase Agreement, dated April 14, 2014, between Highlands Bankshares, Inc. and certain accredited investors (incorporated herein by reference to Exhibit 10.3 to the Current Report on Form 8-K filed April 16, 2014).

10.7
Form of Securities Purchase Agreement, dated April 3, 2014, between Highlands Bankshares, Inc. and certain directors and executive officers (incorporated herein by reference to Exhibit 10.4 to the Current Report on Form 8-K filed April 16, 2014).

10.8	Form of Director Indemnification Agreement (incorporated herein by reference to Exhibit 10.5 to the Current Report on Form 8-K filed April 16, 2014).
21	Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013).
23.1	Consent of Brown, Edwards & Company, L.L.P.**
23.2	Consent of Williams Mullen (included in Exhibit 5.1).*
24.1	Power of Attorney (included on the signature page to the Registration Statement on Form S-1, filed with the SEC on April 17, 2014).*
99.1	Form of Instruction for Use of Subscription Rights Certificates.*

99.2	Form of Letter to Shareholders Who Are Record Holders.*
99.3	Form of Letter to Nominee Holders Whose Clients are Beneficial Holders.*
99.4	Form of Letter to Clients of Nominee Holders.*
99.5	Form of Nominee Holder Certification.*
99.6	Form of Beneficial Owner Election Form.*
99.7	Subscription Agent Agreement.*
*Previously filed.
**Filed herewith